Exhibit 10.1

Execution Version

Credit Agreement

dated as of December 2, 2021

among

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.,
as Borrower,

the various financial institutions party hereto,
as Lenders,

Monroe Capital Management Advisors, LLC,
as Administrative Agent and Lead Arranger

i

(continued)

(continued)

(continued)

(continued)

v

ANNEXES

Annex A	Lenders and Pro Rata Shares
Annex B	Addresses for Notices

SCHEDULES

Schedule 1.1	Navigation Capital and its Affiliates
Schedule 9.6	Litigation and Contingent Liabilities
Schedule 9.8	Equity Ownership
Schedule 9.16	Insurance
Schedule 9.17	Real Property
Schedule 9.19	Deposit and Securities Accounts
Schedule 9.21	Intellectual Property
Schedule 9.22	Material Contracts
Schedule 9.25	Loan Party Information
Schedule 9.26	Locations of Collateral
Schedule 10.11	Sale Milestones
Schedule 11.1	Existing Debt
Schedule 11.2	Existing Liens
Schedule 11.9	Investments
Schedule 11.11	Deemed EBITDA and Revenue
Schedule 12.1	Debt to be Repaid

EXHIBITS

Exhibit A	Form of Note (Section 3.1)
Exhibit B	Form of Compliance Certificate (Section 10.1.3)
Exhibit C	Form of Assignment Agreement (Section 15.6.1)
Exhibit D	Form of Notice of Borrowing (Section 2.2.2)
Exhibit E	Form of Notice of Conversion (Section 2.2.3)
Exhibit f	Form of Warrant Subscription Agreement

CREDIT AGREEMENT

This Credit Agreement dated as of December 2, 2021 (this “Agreement”) is entered into among AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC., a Delaware corporation (the “Company” or “Borrower”); the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”); and Monroe Capital Management Advisors, LLC, a Delaware limited liability company (“Monroe Capital”), as administrative agent for the Lenders.

The Company has requested that the Lenders make Loans to provide the funds required to repay the Debt to be Repaid, and to provide for the ongoing general corporate purposes and working capital needs of Borrower as further provided in this Agreement and to pay fees, costs and expenses in connection herewith, in the form of Term Loans to Borrower on the Closing Date in an aggregate principal amount not to exceed $27,000,000, and the Lenders are willing to do so on the terms and conditions set forth in this Agreement.

To secure the Loans and other Obligations, Borrower and the other Loan Parties are granting to Administrative Agent, for the benefit of Administrative Agent and Lenders, a security interest in and lien upon substantially all of Borrower’s and the other Loan Parties’ real and personal property.

In consideration of the mutual agreements contained in this Agreement, the parties hereby agree as follows:

Section 1 DEFINITIONS.

1.1 Definitions. When used in this Agreement the following terms have the following meanings:

“Account Debtor” is used as defined in the Guaranty and Collateral Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Administrative Agent” means Monroe Capital in its capacity as administrative agent for the Lenders under this Agreement and any successor thereto in that capacity.

“Affected Loan” is defined in Section 8.3.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with that Person, (b) any officer or director of that Person and (c) with respect to any Lender, any entity administered or managed by that Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person will be deemed to be “controlled by” any other Person if that other Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of that Person whether by contract or otherwise. Unless expressly stated otherwise in this Agreement, none of the following Persons will be deemed an Affiliate of any Loan Party: (i) Administrative Agent; or (ii) any Lender.

“Affiliated Funds” means, with respect to any Person, a fund that is an Affiliate of that Person, that invests in portfolio companies and that is managed by that Person or by the same management company that manages that Person.

“Agent Fee Letter” means the fee letter dated as of the date of this Agreement between Borrower and Administrative Agent.

“Agreement” is defined in the introductory clause of this Agreement.

“Applicable Premium” is defined in the Agent Fee Letter.

“Approved Fund” means (a) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender) and (b) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as that Lender or by an Affiliate of that investment advisor.

“Asset Disposition” means the sale, lease, assignment, disposition, or other transfer for value by any Loan Party to any Person of any asset of that Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the sale or lease of inventory in the ordinary course of business; (b) any sale, lease, assignment, disposition, or other transfer for value between or among Loan Parties; (c) liquidation of Cash Equivalent Investments into cash in the ordinary course of business, and (d) other sales, leases, assignments, dispositions, or other transfers for value, the Net Proceeds of which do not exceed $100,000 in the aggregate for all such sales, leases, assignments, dispositions, or other transfers.

“Assignee” is defined in Section 15.6.1.

“Assignment Agreement” is defined in Section 15.6.1.

“Attorney Costs” means, with respect to any Person, all reasonable and documented out-of-pocket invoiced fees and charges of any counsel to that Person and all court costs and similar legal expenses; provided that to the extent that the costs and expenses referred to above consist of fees, costs and expenses of counsel to Administrative Agent and the Lenders taken as a whole, Borrower shall be obligated to pay for one counsel for Administrative Agent and the Lenders taken as a whole, and one local counsel to Administrative Agent and the Lenders taken as a whole in each relevant jurisdiction.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101 et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” means at any time a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate (c) 2.00% and (d) the LIBOR Rate plus 1.0%.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.

“Borrower” is defined in the introductory clause of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York and, in the case of a Business Day that relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

“Business Interruption Proceeds” means cash proceeds received by any Loan Party pursuant to business interruption policies of insurance.

“Capital Expenditures” means all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company and its Subsidiaries, including expenditures in respect of Capital Leases, but excluding any such expenditures made in connection with the replacement, substitution, or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) with assets traded or exchanged for that replacement, substitution, or restoration of assets, or (iv) with Net Cash Proceeds from a sale, lease, assignment, disposition, or other transfer for value of the type specifically described in clause (a) of the definition of “Asset Disposition.”

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by that Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means, with respect to any inchoate, contingent, or other Obligations, the delivery of cash to Administrative Agent, as security for the payment of those Obligations, in an amount equal to Administrative Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to those Obligations. “Cash Collateralization” has a correlative meaning.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after that time, issued or guaranteed by the United States Government or any agency thereof; (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc.; (c) any certificate of deposit, time deposit, or banker’s acceptance, maturing not more than one year after that time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000); (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time that repurchase agreement is entered into of not less than 100% of the repurchase obligation of that Lender (or other commercial banking institution) thereunder; (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements; and (f) other short-term liquid investments approved in writing by Administrative Agent.

“Change in Law” means the adoption or phase-in of, or any change in, in each case after the date of this Agreement, any applicable law, rule, or regulation, or any change in the interpretation or administration of any applicable law, rule, or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency. For purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, will, in each case, be deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” means the occurrence of any of the following events:

(a) Navigation (x) sells, transfers or otherwise disposes of any outstanding Equity Interests of the Company that it holds immediately prior to the Closing Date or (y) ceases to possess the right to elect (through contract, ownership of voting securities or otherwise) a number of members of the board of directors of the Company as it had the right to elect immediately prior to the Closing Date and to direct the management policies and decisions of the Company;

(b) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Navigation) of beneficial ownership of more than 20.0% of the aggregate outstanding voting or economic power of the Equity Interests of the Company; or

(c) except to the extent a merger or consolidation transaction is expressly permitted by Section 11.4 or a liquidation or dissolution of a domestic Wholly-Owned Subsidiary of Borrower is expressly permitted by Section 11.4 or the Computex Sale is expressly permitted pursuant to the terms hereof, the Company ceases to, directly or indirectly, own and control 100% of each class of the outstanding Equity Interests of each Subsidiary of the Company.

“Closing Date” is defined in Section 12.1.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means “Collateral” (as defined in the Guaranty and Collateral Agreement) and any and all other property now or hereafter securing Obligations.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to Administrative Agent pursuant to which a mortgagee or lessor of real property on which collateral or books or records are stored or otherwise located, or a warehouseman, processor, or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of Administrative Agent, waives or subordinates any Liens held by that Person on that property, and, in the case of any such agreement with a mortgagee or lessor, permits Administrative Agent reasonable access to and use of the applicable real property following the occurrence and during the continuance of an Event of Default to assemble, complete, and sell any Collateral stored or otherwise located on that real property.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, each Mortgage, each Mortgage-Related Document, each Collateral Access Agreement, each Control Agreement, each Intellectual Property Security Agreement, and any other agreement or instrument pursuant to which Borrower, any Subsidiary or any other Person grants or purports to grant collateral to Administrative Agent for the benefit of Administrative Agent and the Lenders or otherwise relates to any such collateral.

“Commitment” means, as to any Lender, that Lender’s commitment to make Loans under this Agreement. The initial amount of each Lender’s Commitment is set forth on Annex A.

“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.

“Computation Period” means each period of 12 consecutive months ending on the last day of a month.

“Computex” means, collectively, Stratos Management Systems, Inc. and its Subsidiaries which do business as Computex Technology Solutions or are otherwise referred to as the Company’s Computex business.

“Computex Sale” means the divestiture, sale, disposition, or other transfer, in each case, for immediately available cash, by the Company of Equity Interests and/or assets that comprise all or substantially all of Computex.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, in each case as determined in accordance with GAAP, the consolidated net income (or loss) of the Company and its Subsidiaries for that period, excluding (a) any gains from Asset Dispositions; (b) any extraordinary gains; (c) the income (or loss) of any Loan Party during that period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to that Loan Party during that period; (d) the income (or loss) of any Person during that period and accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with a Loan Party or that Person’s assets are acquired by a Loan Party; (e) the income of any Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Loan Party of that income is not at the time permitted by operation of the terms of its organizational documents, its governing documents, or any agreement, instrument, judgment, decree, order, statute, rule; or governmental regulation applicable to that Loan Party; and (f) any gains from discontinued operations.

“Contingent Liability” means, with respect to any Person, each obligation and liability of that Person and all such obligations and liabilities of that Person incurred pursuant to any agreement, undertaking or arrangement by which that Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise), or to maintain solvency, assets, level of income, working capital, or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property, or services from any other Person with the purpose or intent of assuring the owner of that indebtedness or obligation of the ability of that other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of any other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability will (subject to any limitation set forth in this Agreement) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Control Agreement” means each deposit account control agreement or securities account control agreement, as applicable, entered into by a Loan Party, each depository institution or securities intermediary party thereto and Administrative Agent in form and substance reasonably satisfactory to Administrative Agent.

“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any Subsidiary of Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Credit Bid” is defined in Section 13.3.

“Credit Facilities” means the credit facilities provided under this Agreement and the other Loan Documents.

“Debt” of any Person means, without duplication, (a) all indebtedness of that Person for borrowed money; (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of that Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of that Person in accordance with GAAP; (d) all obligations of that Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business); (e) all indebtedness secured by a Lien on the property of that Person, whether or not that indebtedness has been assumed by that Person, but if that Person has not assumed or otherwise become liable for that indebtedness, then that indebtedness will be measured at the fair market value of the property securing that indebtedness at the time of determination; (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances, and similar obligations issued for the account of that Person; (g) all Hedging Obligations of that Person; (h) all Contingent Liabilities of that Person; (i) all Debt of any partnership of which that Person is a general partner; (j) all non-compete payment obligations, earn-outs, and similar obligations; (k) all monetary obligations under any receivables factoring, receivable sale, or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing, or similar financing; and (l) any Equity Interests of that Person or other equity instrument of that Person, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

“Debt to be Repaid” means the Debt listed on Schedule 12.1.

“Default” means any event that, if it continues uncured, will, with lapse of applicable cure or grace periods or notice or both, constitute an Event of Default.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means, for any period with respect to any Person, the result of the following, in each case as determined in accordance with GAAP:

(a) Consolidated Net Income of such Person for that period; plus

(b) to the extent deducted in determining that Consolidated Net Income, without duplication, the sum of the following during that period:

(i) Interest Expense (net of interest income for that period of such Person and its Subsidiaries) for that period;

(ii) federal, state, local and foreign income tax expense for that period;

(iii) depreciation and amortization for that period;

(iv) non-cash compensation expense, or other non-cash expenses or charges, for that period arising from the granting of stock options, stock appreciation rights or similar equity arrangements;

(v) non-cash extraordinary or non-cash non-recurring expenses or losses (including non-cash adjustments due to changes in accounting) and other non-cash charges (in each case as determined in accordance with GAAP) incurred during that period;

(vi) one-time consulting service fees and expenses paid (x) prior to the Closing Date pursuant to the Services Agreement and (y) after the Closing Date pursuant to consulting or advisory arrangements but solely to the extent permitted under Section 11.3 and solely to the extent such consultants and services are not in lieu of employee costs or other customary in-house functions and not in the usual course of the business;

(vii) non-cash charges relating to the amortization and impairment of goodwill for that period; and

(viii) reasonable and documented out-of-pocket fees, costs, and expenses paid during that period in connection with (x) the negotiation, execution, and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated by this Agreement and the other Loan Documents, in an amount equal to $2,463,600.00 and (y) all amendments and all other waivers and modifications to the Loan Documents and any other documents related to Indebtedness permitted hereunder (including non-reoccurring fees paid to the Administrative Agent and/or the Lenders); minus

(c) to the extent included in determining Consolidated Net Income of such Person, without duplication:

(i) non-cash gains or profits during that period; and

(ii) and any software development costs to the extent capitalized during such period.

Notwithstanding anything to the contrary contained herein, (A) for purposes of determining Consolidated EBITDA of the Company under this Agreement, Consolidated EBITDA of the Company for each of the twelve consecutive months ended on or immediately prior to September 30, 2021 shall be deemed to be the applicable amounts set forth on Schedule 11.11 and (B) for purposes of determining Consolidated EBITDA of Computex under this Agreement, Consolidated EBITDA of Computex for each of the twelve consecutive months ended on or immediately prior to September 30, 2021 shall be deemed to be the applicable amounts set forth on Schedule 11.11.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any commercial bank, any finance company, any investment fund or other fund that invests in loans, or any Affiliate of any of the foregoing.

“Environmental Agreement” means each agreement of the Loan Parties with respect to any real estate subject to a Mortgage, pursuant to which Loan Parties agree to indemnify and hold harmless Administrative Agent and Lenders from liability under any Environmental Laws.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment.

“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“Equity Interests” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of that Person’s equity capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, or any other equivalent of any such ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 13.1.

“Excluded Deposit Accounts” means (i) deposit accounts the balance of which is less than $10,000 for any one account and $25,000 in the aggregate for all such accounts; (ii) deposit accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Loan Parties and their Subsidiaries and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of any of the Loan Parties and their Subsidiaries; (iii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any of the Loan Parties and their Subsidiaries; and (iv) any non-U.S. deposit accounts of any of the Loan Parties and their Subsidiaries (other than any non-payroll deposit accounts located in Canada).

“Excluded Foreign Subsidiary” shall mean any Foreign Subsidiary (i) that is prohibited by applicable law, rule or regulation from guaranteeing the Obligations or pledging its assets to secure the Obligations, (ii) where delivery of such guaranty or pledge, as applicable, would not be practicable, in the reasonable determination of the Collateral Agent, following the exercise (to the extent requested by the Collateral Agent) of the Loan Parties’ commercially reasonable efforts to do so; provided that Loan Parties shall use commercially reasonable efforts to structure each such guarantee and pledge to avoid or address such prohibition or impracticability, including limitations on the maximum amount or scope of the guarantee or (iii) where the delivery of such guaranty or pledge, as applicable, could reasonably be expected to result in adverse tax consequences (including, without limitation, as a result of the operation of Sections 245A and 956 of the Internal Revenue Code, taking into account any proposed reliance or final regulations issued thereunder, or any similar Law or regulation in any applicable jurisdiction (other than any de minimis consequences)) as reasonably determined by the Administrative Agent.

“Excluded Taxes” means, with respect to any payment made to Administrative Agent, any Lender, or any other Person pursuant to the terms of this Agreement, the following: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed (i) in a jurisdiction in which the relevant recipient is organized, (ii) in a jurisdiction which the relevant recipient’s principal office is located, or (iii) in a jurisdiction in which the relevant recipient’s lending office (or branch) in respect of which payments under this Agreement are made is located; and (b) any United States federal withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any cash in excess of $100,000 in the aggregate during the term of this Agreement received by or paid to or for the account of any Loan Party not in the ordinary course of business consisting of (a) pension plan reversions, (b) proceeds of insurance, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than with respect to reimbursement of third party claims), (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments (other than with respect to reimbursement of third party claims), (f) any purchase price adjustment received in connection with any purchase, and (g) foreign, United States, state or local tax refunds to the extent not included in the calculation of EBITDA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during the applicable period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if that rate is not so published for any day which is a Business Day, the average of the quotations for that day on those transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent. Administrative Agent’s determination of the Federal Funds Rate will be binding and conclusive absent manifest error.

“Financial Statements” means (a) the successor balance sheet of the Company as of December 31, 2020, the predecessor balance sheet as of December 31, 2019 and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for the successor period April 7, 2020 through December 31, 2020, and the predecessor periods January 1, 2020 through April 6, 2020 and the year ended December 31, 2019; and (b) the condensed consolidated balance sheet of the Company as of August 31, 2021 and the related condensed consolidated statements of operations, stockholders’ (deficit) equity and cash flows for the period January 1, 2021 through August 31, 2021.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year, which period is the 3-month period ending on the last day of each of March, June, September, and December of each year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period will be the 12-month period ending on the last day of December of each year.

“Foreign Subsidiary” means each Subsidiary (i) organized under the laws of a jurisdiction other than the United States of America or any state thereof or District of Columbia; and (ii) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

”Funded Debt” means, as to any Person, all Debt of that Person, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties and their Subsidiaries, the Loans and the amount of their Capitalized Leases.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

“Guarantor” means each Person that guarantees the Obligation of Borrower.

“Guaranty” means each guaranty executed and delivered by any Guarantor, together with any joinders thereto and any other guaranty agreement executed by a Guarantor, in each case in form and substance satisfactory to Administrative Agent. The Guaranty and Collateral Agreement is a Guaranty.

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement dated as of the date of this Agreement executed and delivered by each Loan Party, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Hazardous Substances” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical, or other substance regulated by any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of that Person under any Hedging Agreement determined (a) for any date on or after the date that Hedging Agreement has been closed out and termination value determined in accordance therewith, using that termination value; and (b) for any date prior to the date referenced in clause (a), using the amount determined as the mark-to-market value for that Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in that Hedging Agreement (which may include a Lender or any Affiliate of a Lender).

“Indemnified Liabilities” is defined in Section 15.17.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of a Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for that Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property Security Agreement” is used as defined in the Guaranty and Collateral Agreement.

“Interest Expense” means, for any period, as determined in accordance with GAAP, the consolidated interest expense of the Company and its Subsidiaries for that period (including all imputed interest on Capital Leases).

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Equity Interest, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of that other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

“Kandy” means AVCtechnologies USA, Inc. and its Subsidiaries.

“Lender” is defined in the introductory clause of this Agreement.

“Lender Party” is defined in Section 15.17.

“LIBOR Determination Date” means, with respect to each LIBOR Loan, the date that is two Business Days before the date of initial advance of that LIBOR Loan; and (b) each subsequent date that is two Business Days before the first Business Day of each month occurring while that LIBOR Loan is outstanding.

“LIBOR Loan” means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Office” means, with respect to any Lender, the office or offices of that Lender which will be making or maintaining the LIBOR Loans of that Lender under this Agreement. A LIBOR Office of any Lender may be, at the option of that Lender, either a domestic or foreign office.

“LIBOR Rate” means the rate per annum equal to the greater of (a) 1.00% and (b)(i) LIBOR for a period equal to one month as reported in Bloomberg L.P. (or other authoritative source selected by Administrative Agent in its sole discretion) on each LIBOR Determination Date divided by (ii) a number determined by subtracting from 1.00 the then-stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Administrative Agent in its sole and absolute discretion (including by way of substituting an alternative interest rate benchmark in the event that the LIBOR Rate is no longer available).

“Lien” means, with respect to any Person, any interest granted by that Person in any real or personal property, asset, or other right owned or being purchased or acquired by that Person (including an interest in respect of a Capital Lease) that secures payment or performance of any obligation and includes any mortgage, lien, encumbrance, title retention lien, charge, or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process, or otherwise.

“Loan Documents” means this Agreement, the Notes, the Agent Fee Letter, the Collateral Documents, any Warrants and the Warrant Subscription Agreement and all documents, instruments, and agreements delivered in connection with the foregoing, as any of the foregoing are amended or modified in accordance with their respective terms.

“Loan Party” means Borrower and each Guarantor.

“Loan” or “Loans” means, as the context may require, any of the Term Loans.

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document, (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document, or (d) a material impairment of the ability of Administrative Agent to enforce or collect any Obligations or to realize upon any Collateral (other than solely as a result of any action taken or not taken in the sole control of the Administrative Agent).

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which that Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by that Person or that Subsidiary of (x) in the case of recurring revenue and multi-year services contracts or agreements, $500,000 or more in any Fiscal Year and (y) in the case of any other type of contract or agreement, $1,000,000 or more in any Fiscal Year; and (c) all other contracts or agreements as to which the breach, nonperformance, cancellation, or failure to renew by any party could reasonably be expected to have a Material Adverse Effect.

“Monroe Capital” is defined in the introductory clause of this Agreement.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Administrative Agent a Lien on real property of any Loan Party.

“Mortgage-Related Documents” means with respect to any real property subject to a Mortgage, the following, in form and substance satisfactory to Administrative Agent: (a) a mortgagee title policy (or binder therefor) covering Administrative Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Administrative Agent, which must be fully paid on that effective date; (b) all assignments of leases, estoppel letters, attornment agreements, consents, waivers, and releases as Administrative Agent reasonably requires with respect to other Persons having an interest in the real estate; (c) a current, as-built survey of the real estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Administrative Agent; (d) a life-of-loan flood hazard determination and, if the real estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer acceptable to Administrative Agent; (e) a current appraisal of the real estate, prepared by an appraiser acceptable to Administrative Agent, and in form and substance satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers acceptable to Administrative Agent, and accompanied by all reports, certificates, studies, or data as Administrative Agent reasonably requires, which must all be in form and substance satisfactory to Required Lenders; and (g) an Environmental Agreement and all other documents, instruments, or agreements as Administrative Agent reasonably requires with respect to any environmental risks regarding the real estate.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group may have any liability.

“Navigation” means Navigation Capital and its Affiliates listed on Schedule 1.1.

“Net Cash Proceeds” means:

(a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to that Asset Disposition net of (i) the direct costs relating to that sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees); (ii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (iii) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of the applicable assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iii) are (x) deposited into escrow with a third party escrow agent or set aside in a separate deposit account that is subject to a Control Agreement in favor of Agent, and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 6.1.2(a)(i) of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve;

(b) with respect to any issuance of Equity Interests, the aggregate cash proceeds received by any Loan Party pursuant to that issuance, net of the direct costs relating to that issuance (including sales and underwriters’ commissions); and

(c) with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to that issuance, net of the direct costs of that issuance (including up-front, underwriters’ and placement fees).

“Non-Consenting Lender” is defined in Section 15.1(k).

“Non-U.S. Lender” is defined in Section 7.6.4.

“Note” means a promissory note substantially in the form of Exhibit A.

“Notice of Borrowing” is defined in Section 2.2.2(a).

“Notice of Conversion” is defined in Section 2.2.3(b).

“Obligations” means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document, including Attorney Costs, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” is defined in Section 9.30.

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

“Other Connection Taxes” means, with respect to any to Administrative Agent, any Lender, or any other Person pursuant to the terms of this Agreement, Taxes imposed as a result of a present or former connection between such Administrative Agent, Lender or other Person and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or from the execution, delivery or enforcement of, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” is defined in Section 15.6.2.

“Patriot Act” is defined in Section 15.16.

“Payment in Full” means (a) the payment in full in cash of all Loans and other Obligations, other than contingent indemnification obligations for which no claims have been asserted; (b) the termination of all Commitments; and (c) the release of any claims of the Loan Parties against Administrative Agent and Lenders arising on or before the payment date.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan,” as that term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any Subsidiary (including any contingent liability of any member of Borrower’s Controlled Group) may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Lien” means a Lien expressly permitted under this Agreement pursuant to Section 11.2.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means, for any day, the rate of interest in effect for that day equal to the prime rate in the United States as reported from time to time by Bloomberg L.P. (or other authoritative source selected by Administrative Agent in its sole discretion), or as Prime Rate is otherwise determined by Administrative Agent in its sole and absolute discretion. Administrative Agent’s determination of the Prime Rate will be conclusive, absent manifest error. Any change in the Prime Rate will take effect at the opening of business on the day of that change. In the event Bloomberg L.P. (or any other authoritative source) publishes a range of “prime rates,” the Prime Rate will be the highest of the “prime rates.”

“Proceeding“ means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority or arbitrator.

“Pro Rata Share” means, with respect to a Lender’s obligation to make a Term Loans and receive payments of interest, fees, and principal with respect thereto, (i) prior to the Term Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Term Loan Commitment plus the unpaid principal amount of that Lender’s Term Loans, by (B) the aggregate Term Loan Commitment of all Lenders plus the unpaid principal amount of all Term Loans of all Lenders; and (ii) from and after the time the Term Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Term Loans by (B) the aggregate unpaid principal amount of all Term Loans.

“Protective Advances” is defined in Section 14.15.

“Regulation D” means Regulation D of the FRB.

“Regulation U” means Regulation U of the FRB.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares exceed 50% as determined pursuant to the definition of “Pro Rata Share”.

“SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Senior Officer” means, with respect to any Loan Party, any of the president, chief executive officer, the chief financial officer, or the treasurer of that Loan Party.

“Services Agreement” means that certain Services Agreement, dated as of March 4, 2021, between Navigation Capital Partners, Inc. and the Company.

“Subsidiary“ means, with respect to any Person, a corporation, partnership, limited liability company, or other entity of which that Person owns, directly or indirectly, outstanding Equity Interests having more than 50% of the ordinary voting power for the election of directors or other managers of that corporation, partnership, limited liability company, or other entity. Unless the context otherwise requires, each reference to Subsidiaries in this Agreement refers to Subsidiaries of the Company.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges, similar fees or withholdings imposed under applicable law and/or by any governmental authority that are in the nature of a tax, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to any of the foregoing.

“Term Loan” is defined in Section 2.1.

“Term Loan Commitment” means, as to any Lender, that Lender’s commitment to make Term  Loans under this Agreement. The amount of each Lender’s Term  Loan Commitment is set forth on Annex A. The initial aggregate amount of the Term Loan Commitments of all Lenders is $27,000,000.

“Termination Date” means the earliest to occur of (a) December 2, 2022, (b) any other date on which the Commitments terminate pursuant to Section 6 or Section 13 and (c) the date on which the Computex Sale is consummated.

“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, the following: (a) a Reportable Event; (b) the withdrawal of Borrower or any other member of the Controlled Group from that Pension Plan during a plan year in which that Borrower or other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; (c) the termination of that Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of that Pension Plan as a termination under Section 4041 of ERISA; (d) the institution by the PBGC of proceedings to terminate that Pension Plan; or (e) any event or condition that might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, that Pension Plan.

“Total Debt” means all Debt of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting (i) Contingent Liabilities in respect of Debt of a Person other than any Loan Party, or (ii) Contingent Liabilities in respect of undrawn letters of credit), (b) Hedging Obligations, and (c) Debt of Borrower to any other Loan Party and Debt of any Subsidiary to Borrower or to any other Subsidiary.

“Total Debt to EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of that day to (b) EBITDA for the Computation Period ending on that day.

“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Type” is defined in Section 2.2.1.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Warrants” means, collectively, the warrants issued or subscribed for pursuant to the Warrant Subscription Agreement.

“Warrant Subscription Agreement” means the Subscription Agreement, by and among the Company and the Subscribers identified therein, substantially in the form of Exhibit F.

“Withholding Certificate” is defined in Section 7.6.4.

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by that Person and/or another Wholly-Owned Subsidiary of that Person. Unless the context otherwise requires, each reference to Wholly-Owned Subsidiaries refers to Wholly-Owned Subsidiaries of the Company.

“Working Capital” means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all accounts receivable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalent Investments and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Certain Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided in this Agreement, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments include all subsequent amendments, restatements, supplements, and other modifications thereto, but only to the extent that those amendments, restatements, supplements, and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions amending, replacing, supplementing, or interpreting that statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests, or measurements to regulate the same or similar matters. All such limitations, tests, and measurements are cumulative and each is to be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Borrower, the Lenders, and the other parties thereto and are the products of all parties. Accordingly, they are not to be construed against Administrative Agent or the Lenders merely because of Administrative Agent’s or Lenders’ involvement in their preparation.

(h) If any delivery due date specified in Section 10.1 for the delivery of reports, certificates, and other information required to be delivered pursuant to Section 10.1 falls on a day which is not a Business Day, then that due date will be extended to the immediately following Business Day.

(i) A Default or Event of Default will be deemed to exist at all times during the period commencing on the date that Default or Event of Default occurs to the date on which that Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement, and an Event of Default will “continue” or be “continuing” until that Event of Default has been waived in writing by the Required Lenders.

1.3 Accounting and Other Terms.

(a) Unless otherwise expressly provided in this Agreement, each accounting term used in this Agreement has the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements and using the same inventory valuation method as used in the Financial Statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in that change, the change is disclosed to Administrative Agent, and Section 11.11 is amended in a manner satisfactory to Administrative Agent to take into account the effects of the change.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined in this Agreement have the same meanings in this Agreement as set forth therein, except that terms used in this Agreement which are defined in the UCC as in effect in the State of New York on the date of this Agreement will continue to have the same meaning notwithstanding any replacement or amendment of that statute except as Administrative Agent may otherwise determine.

1.4 Treatment of LLC Division. Any restriction, condition or prohibition applicable to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term set forth in the Loan Documents shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability companies, including any “Division” or other process or action permitted under Section 18-217 of Title 6 of the Delaware Code, as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable. Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability companies (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person under the Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity). For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 2 COMMITMENTS OF THE LENDERS; BORROWING and CONVERSION PROCEDURES.

2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to Borrower as follows: Each Lender with a Term Loan Commitment agrees to make a loan to Borrower (each such loan, a “Term Loan”) on the Closing Date in that Lender’s Pro Rata Share of the aggregate Term Loan Commitments of all Lenders. The Commitments of the Lenders to make Term Loans will expire concurrently with the making of Term Loans on the Closing Date.

2.2 Loan Procedures.

2.2.1 Various Types of Loans. Each Loan may be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each, a “Type” of Loan), as Borrower specifies in the related Notice of Borrowing pursuant to Section 2.2.2 or Notice of Conversion pursuant to Section 2.2.3. Subject to the other terms and conditions of this Agreement, Base Rate Loans and LIBOR Loans may be outstanding at the same time. All borrowings, conversions, and repayments of Loans will be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all Types of Loans.

2.2.2 Borrowing Procedures.

(a) Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D to Administrative Agent and each Lender with an applicable Commitment of each proposed borrowing not later than 10:00 a.m. (Chicago time) three Business Days prior to the proposed date of that borrowing. Each such notice will be effective upon receipt by Administrative Agent, will be irrevocable, and must specify the date, amount, and Type of borrowing. On the requested borrowing date, each Lender with an applicable Commitment shall provide Administrative Agent with immediately available funds, to Administrative Agent’s Account, covering that Lender’s Pro Rata Share of that borrowing so long as the applicable Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to that borrowing have not been satisfied. After Administrative Agent’s receipt of the proceeds of the applicable Loans from Lenders with applicable Commitments, Administrative Agent shall make the proceeds of those Loans available to Borrower on the applicable borrowing date by transferring to Borrower immediately available funds equal to the proceeds received by Administrative Agent. Each Base Rate borrowing must be on a Business Day. Each Lender shall, upon request of Administrative Agent, deliver to Administrative Agent a list of all Loans made by that Lender, together with all information related thereto as Administrative Agent reasonably requests. Notwithstanding any provision of this Agreement to the contrary, Borrower may not request, and Lenders will not be required to fund, any borrowing of any Loan that is not a LIBOR borrowing unless, subject to and as more particularly described in Section 8, LIBOR is unavailable or unlawful.

2.2.3 Conversion Procedures.

(a) Subject to Section 2.2.1 and to the other terms and conditions of this Agreement, Borrower may, upon irrevocable written notice to Administrative Agent in accordance with Section 2.2.3(b), elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) into Loans of the other Type. After giving effect to any prepayment or conversion, the aggregate principal amount of LIBOR Loans must be at least $10,000,000 and an integral multiple of $500,000.

(b) Borrower shall give written notice (each such written notice, a “Notice of Conversion”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion) to Administrative Agent of each proposed conversion not later than 1:00 p.m. (Chicago time) on the proposed date of that conversion, specifying in each case:

(i) the proposed date of conversion;

(ii) the aggregate amount of Loans to be converted; and

(iii) the Type of Loans resulting from the proposed conversion.

(c) Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion pursuant to this Section 2.2.3.

2.3 Commitments Several. The failure of any Lender to make a requested Loan on any date will not relieve any other Lender of its obligation (if any) to make a Loan on that date, but no Lender will be responsible for the failure of any other Lender to make any Loan to be made by that other Lender.

2.4 Certain Conditions. Except as otherwise provided in Section 2.2.3, no Lender will have an obligation to make any Loan or to permit any conversion into any LIBOR Loan, if an Event of Default or Default exists.

Section 3 EVIDENCING OF LOANS.

3.1 Notes. At a Lender’s request, the Term Loans of that Lender may be evidenced by a Note, with appropriate insertions, payable to the order of that Lender in a face principal amount equal to the principal amount of that Lender’s Term Loans.

3.2 Recordkeeping. Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender and each repayment or conversion thereof. The aggregate unpaid principal amount so recorded will be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount will not, however, limit or otherwise affect the Obligations of Borrower under this Agreement or under any Note to repay the principal amount of the Loans under this Agreement, together with all interest accruing thereon.

Section 4 INTEREST.

4.1 Interest Rates. Borrower agree to pay interest on the unpaid principal amount of each Loan for the period commencing on the date that Loan is made until that Loan is paid in full as follows:

4.1.1 Term Loans.

(a) at all times while a Term Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus 10.00%; and

(b) at all times while a Term Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate from time to time in effect plus 11.00%.

4.1.2 Default Rate. Notwithstanding the foregoing, at any time an Event of Default exists, the interest rate applicable to each Loan will be increased by 5.00% per annum during the existence of an Event of Default (and, in the case of Obligations not bearing interest, those Obligations will, during the existence of an Event of Default, bear interest at the highest interest rate applicable to the Term Loans plus 5.00%), but any such increase may be rescinded by Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, the increase provided for in this Section 4.1.2 will occur automatically. In no event will interest payable by Borrower to any Lender under this Agreement exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, then that provision will be deemed modified to limit that interest to the maximum rate permitted under that law.

4.1.3 Interest Payment Dates. Accrued interest on each Base Rate Loan is payable in arrears on the first Business Day of each month, upon a prepayment of that Loan, and at maturity. Accrued interest on each LIBOR Loan is payable on the first Business Day of each month, upon a prepayment of that Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans will be payable on demand.

4.2 Setting and Notice of LIBOR Rates. The LIBOR Rate will be determined by Administrative Agent. Each determination of the applicable LIBOR Rate by Administrative Agent will be conclusive and binding upon the parties to this Agreement, absent manifest error.

4.3 Computation of Interest. Interest will be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBOR Rate and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan will change simultaneously with each change in the Base Rate and the applicable interest rate for each LIBOR Loan will change simultaneously with each change in the LIBOR Rate.

Section 5 FEES.

5.1 Administrative Agent’s Fees. Borrower shall pay to Administrative Agent all agent’s fees as are mutually agreed to from time to time by Borrower and Administrative Agent, including the fees set forth in the Agent Fee Letter.

5.2 Applicable Premium. Without limiting the generality of Section 5.1, Borrower shall pay to Administrative Agent, for the sole and separate account of Administrative Agent, each Applicable Premium in accordance with the Agent Fee Letter.

Section 6 PREPAYMENTS; Repayments.

6.1 Prepayments.

6.1.1 Voluntary Prepayments. Borrower may from time to time prepay the Term Loans in whole or in part. Borrower shall give Administrative Agent (which shall promptly advise each applicable Lender) notice of any such prepayment not later than 12:00 noon (Chicago time) on the day of that prepayment (which must be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment must be in an amount equal to $1,000,000 or a higher integral multiple of $100,000.

6.1.2 Mandatory Prepayments.

(a) Term Loans. Borrower shall make a prepayment of the Term Loans until paid in full upon the occurrence of any of the following at the following times and in the following amounts:

(i) within one (1) Business Day of the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of those Net Cash Proceeds; provided that the Net Cash Proceeds of the Computex Sale shall be sufficient (and shall be used) to repay the Term Loans in full (together with any accrued interest and fees and other amounts owing under the terms of this Agreement, including Applicable Premium);

(ii) within one (1) Business Day of the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Equity Interests of any Loan Party occurring after the date that is ninety (90) after the Closing Date (excluding any issuance of Equity Interests (A) pursuant to any employee or director option program, benefit plan or compensation program or agreement, and (B) by a Subsidiary to Borrower or another Subsidiary), in an amount equal to 50.00% of those Net Cash Proceeds or, if the aggregate principal amount of Term Loans outstanding at such time is less than $10,000,000, 33.00% of those Net Cash Proceeds;

(iii) within one (1) Business Day of the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 11.1), in an amount equal to 100% of those Net Cash Proceeds; and

(iv) within one (1) Business Day of the receipt by any Loan Party of any Extraordinary Receipts, in an amount equal to 100% of those Extraordinary Receipts.

With each prepayment of the Term Loans set forth in this Section 6.1.2(a)(i), Borrower shall pay to Administrative Agent, for the sole and separate account of Administrative Agent, each Applicable Premium in accordance with the Agent Fee Letter; provided that, at the election of the Borrower, the Applicable Premium with respect to the first $1,000,000 of Extraordinary Receipts received by the Company and its Subsidiaries after the Closing Date may be deferred and shall become due and payable in respect of such amount on the Termination Date.

6.2 Manner of Prepayments.

6.2.1 All Prepayments. Any prepayment of Term Loans is subject to Section 5.2. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans will be applied first to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.3 Repayments. Unless sooner paid in full, the outstanding principal balance of the Term Loans must be paid in full on the Termination Date.

Section 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments.

7.1.1 Borrower shall make all payments of principal or interest on the Loans, and of all fees, to Administrative Agent in immediately available funds to Administrative Agent’s Account not later than noon (Chicago time) on the date due, and funds received after that time will be deemed to have been received by Administrative Agent on the following Business Day. Borrower shall make all payments to Administrative Agent and the Lenders without set-off, counterclaim, recoupment, deduction, or other defense. Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Administrative Agent for the account of that Lender. Notwithstanding the foregoing, Borrower shall make all payments under Section 8.1 directly to the Lender entitled thereto.

7.2 Application of Certain Payments.

7.2.1 So long as no Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due will be applied to those scheduled payments and (b) voluntary and mandatory prepayments will be applied as set forth in Sections 6.1 and 6.2.

7.2.2 Subject to any written agreement among Administrative Agent and the Lenders:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees, and all other payments in respect of any other Obligations, will be allocated by Administrative Agent among Administrative Agent and the Lenders, as applicable, in proportion to their respective Pro Rata Shares or otherwise as provided in this Agreement or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, as follows: (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to Administrative Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium) and indemnities then due and payable to the Lenders until paid in full; (iii) third, ratably (to Administrative Agent in accordance with Administrative Agent’s outstanding Protective Advances) to pay interest then due and payable in respect of Protective Advances until paid in full; (iv) fourth, ratably (to Administrative Agent in accordance with Administrative Agent’s outstanding Protective Advances) to pay principal of the Protective Advances until paid in full; (v) fifth, ratably, to pay interest then due and payable in respect of the Term Loans until paid in full; (vi) sixth, ratably to pay principal of the Term Loans until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Premium then due and payable until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 7.2.2(b), “paid in full” means payment in cash of all amounts owing under the Loan Documents (or, to the extent those Obligations are contingent, to provide Cash Collateral in respect of those Obligations) according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after, or that would have accrued but for, the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 7.2.2 and other provisions contained in any other Loan Document, it is the intention of the parties to this Agreement that all such priority provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 7.2.2 will control and govern.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then that due date will be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, that immediately preceding Business Day is the first Business Day of a month, in which case that due date will be the immediately preceding Business Day), and, in the case of principal, additional interest will accrue and be payable for the period of any such extension.

7.4 Setoff. Borrower, for itself and each other Loan Party, agrees that Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower, for itself and each other Loan Party, agrees that at any time any Event of Default exists, Administrative Agent and each Lender may apply to the payment of any Obligations of Borrower and each other Loan Party under this Agreement, whether or not then due, any and all balances, credits, deposits, accounts, or moneys of Borrower and each other Loan Party then or thereafter with Administrative Agent or that Lender.

7.5 Proration of Payments. If any Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of offset, or otherwise), on account of principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 8 or 15.6 and (ii) payments of interest on any Affected Loan) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans, then held by them, then that Lender shall purchase from the other Lenders such participations in the Loans held by them as are necessary to cause that purchasing Lender to share the excess payment or other recovery ratably with each of them, but if all or any portion of the excess payment or other recovery is thereafter recovered from that purchasing Lender, then that purchase will be rescinded and the purchase price restored to the extent of that recovery.

7.6 Taxes.

7.6.1 Borrower shall make all payments under this Agreement or under any Loan Documents without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments under this Agreement or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person will be made by Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereafter imposed by any taxing authority.

7.6.2 If Borrower makes any payments under this Agreement or under any other Loan Document in respect of which Borrower is required by applicable law to deduct or withhold any Indemnified Taxes, then Borrower shall increase the payment under this Agreement or under any other Loan Document such that after the reduction for the amount of Indemnified Taxes withheld (and any Indemnified Taxes withheld or imposed with respect to the additional payments required under this Section 7.6.2), the amount paid equals the amount that was payable under this Agreement or under any other Loan Document without regard to this Section 7.6.2. To the extent Borrower withhold any Taxes on payments under this Agreement or under any other Loan Document, Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Administrative Agent within 30 days after Borrower have made payment to that taxing authority a receipt issued by that taxing authority (or other evidence satisfactory to Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from that payment. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

7.6.3 If any Lender or Administrative Agent or other recipient is required by law to make any payments of any Indemnified Taxes on or in relation to any amounts received or receivable under this Agreement or under any other Loan Document, or any Indemnified Tax is assessed against a Lender or Administrative Agent or other recipient with respect to amounts received or receivable under this Agreement or under any other Loan Document, Borrower will indemnify that Person against (i) that Indemnified Tax and (ii) any Taxes imposed as a result of the receipt of the payment under this Section 7.6.3. A certificate prepared in good faith as to the amount of any such payment by that Lender or Administrative Agent or other recipient will, absent manifest error, be final, conclusive, and binding on all parties.

7.6.4 (a) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Lender”) shall deliver to Borrower and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of the assignment to that Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to that Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made under this Agreement or with respect to any Loan. If a Lender that is a Non-U.S. Lender is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), then that Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Lender shall, from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to that Lender) when a lapse in time (or change in circumstances occurs) renders the prior certificates delivered under this Agreement obsolete or inaccurate in any material respect, to the extent permitted under applicable law, deliver to Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of that Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made under this Agreement or with respect to any Loan.

(a) Each Lender that is not a Non-U.S. Lender (other than any such Lender that is taxed as corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying that that Lender is exempt from United States backup withholding Tax. To the extent that a form provided pursuant to this Section 7.6.4(b) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender or Administrative Agent, then that Lender or Administrative Agent shall, to the extent permitted by applicable law, deliver to Borrower and, as applicable, Administrative Agent revised forms necessary to confirm or establish the entitlement to that Lender’s exemption from United States backup withholding Tax.

(b) No Borrower will be required to pay additional amounts to any Lender, or indemnify any Lender, under this Section 7.6 to the extent that those obligations would not have arisen but for the failure of that Lender to comply with this Section 7.6.4.

(c) Each Lender shall indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to Tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest, or fees payable to that Lender under this Agreement and which are not paid by Borrower pursuant to this Section 7.6, whether or not those Taxes or related liabilities were correctly or legally asserted. This indemnification must be made within 30 days from the date Administrative Agent makes written demand therefor.

7.6.5 If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 7.6, then Administrative Agent or that Lender, as applicable, shall pay over that refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 7.6 with respect to the Indemnified Taxes giving rise to that refund), net of any Taxes imposed by reason of receipt of that refund and all out-of-pocket expenses of Administrative Agent or that Lender, as applicable, and without interest (other than any interest paid by the relevant governmental authority with respect to that refund, which interest must be paid to Borrower). Upon the request of Administrative Agent or any such Lender, Borrower shall repay any amount paid to Borrower (plus any penalties, interest, or other charges imposed by the relevant governmental authority) to Administrative Agent or that Lender in the event Administrative Agent or that Lender is required to repay any such refund to any such governmental authority. Nothing in this Section 7.6.5 is to be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

7.6.6 If a payment made to a Lender under any Loan Document would be subject to U.S. federal income withholding Tax imposed by FATCA if that Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), then that Lender shall deliver to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at any other time or times reasonably requested by Administrative Agent (or, in the case of a Participant, the Lender granting the participation) all documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and all additional documentation reasonably requested by Administrative Agent (or, in the case of a Participant, the Lender granting the participation) as is necessary for Administrative Agent or Borrower to comply with their obligations under FATCA and to determine that that Lender has complied with that Lender’s obligations under FATCA or to determine the amount to deduct and withhold from that payment. Solely for purposes of this Section 7.6.6, “FATCA” is deemed to include any amendments made to FATCA after the date of this Agreement.

7.6.7 Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 8 Increased Costs; Special Provisions for LIBOR Loans.

8.1 Increased Costs.

(a) If any Change in Law (i) imposes, modifies, or deems applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit, or similar requirement against assets of, deposits with, or for the account of, or credit extended by, any Lender; (ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) imposes on any Lender any other condition affecting its LIBOR Loans, its Note(s), or its obligation to make LIBOR Loans, and the result of anything described in clauses (i), (ii) and (iii) above is to increase the cost to (or to impose a cost on) that Lender (or any LIBOR Office of that Lender) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by that Lender (or its LIBOR Office) under this Agreement or under its Note(s) with respect thereto, then upon demand by that Lender (which demand must be accompanied by a statement setting forth the basis for that demand and a calculation of the amount thereof in reasonable detail, a copy of which must be furnished to Administrative Agent), Borrower shall pay directly to that Lender such additional amount as will compensate that Lender for that increased cost or that reduction, so long as the applicable amounts have accrued on or after the day that is 180 days prior to the date on which that Lender first made demand therefor.

(b) If any Lender reasonably determines that any change in, or the adoption or phase-in of, any applicable law, rule, or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on that Lender’s or that controlling Person’s capital as a consequence of that Lender’s obligations under this Agreement to a level below that which that Lender or that controlling Person could have achieved but for that change, adoption, phase-in, or compliance (taking into consideration that Lender’s or that controlling Person’s policies with respect to capital adequacy) by an amount deemed by that Lender or that controlling Person to be material, then from time to time, upon demand by that Lender (which demand must be accompanied by a statement setting forth the basis for that demand and a calculation of the amount thereof in reasonable detail, a copy of which must be furnished to Administrative Agent), Borrower shall pay to that Lender such additional amount as will compensate that Lender or that controlling Person for that reduction, so long as the applicable amounts have accrued on or after the day that is 180 days prior to the date on which that Lender first made demand therefor.

8.2 Basis for Determining Interest Rate Inadequate or Unfair.

(a) Administrative Agent shall promptly notify the other parties of the following:

(i) Administrative Agent reasonably determines (which determination will be binding and conclusive on Borrower) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(ii) the Required Lenders advise Administrative Agent that the LIBOR Rate as determined by Administrative Agent will not adequately and fairly reflect the cost to those Lenders of maintaining or funding LIBOR Loans (taking into account any amount to which those Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of those Lenders materially affects those Loans.

(b) So long as any circumstances described in a notice delivered pursuant to Section 8.2(a) continue, (i) no Lender will be required to make or convert any Base Rate Loans into LIBOR Loans, and (ii) each such Loan will, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3 Changes in Law Rendering LIBOR Loans Unlawful. If, after the date of this Agreement, any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental authority or other regulatory body charged with the administration thereof, makes it (or in the good faith judgment of any Lender causes a substantial question as to whether it is) unlawful for any Lender to make, maintain, or fund LIBOR Loans, then that Lender shall promptly notify each of the other parties to this Agreement and, so long as those circumstances continue, (a) that Lender will not be required to make or convert any Base Rate Loan into a LIBOR Loan (but that Lender shall, subject to the other terms of this Agreement, make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by that Lender at that time in the absence of those circumstances), and (b) each such LIBOR Loan will, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) will remain outstanding for the period corresponding to the LIBOR Loans of which that Affected Loan would be a part absent those circumstances.

8.4 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of that Lender to make that Loan, but each such Loan will be deemed to have been made by that Lender and the obligation of Borrower to repay that Loan will be to that Lender and will be deemed held by the Lender, to the extent of that Loan, for the account of that branch or Affiliate.

8.5 Mitigation of Circumstances; Replacement of Lenders.

(a) Each Lender shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in that Lender’s sole judgment, otherwise disadvantageous to that Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Sections 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Sections 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) and thereafter that event ceases to exist, that Lender shall promptly so notify Borrower and Administrative Agent). Without limiting the foregoing, each Lender shall designate a different funding office if that designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) and that designation will not, in that Lender’s sole judgment, be otherwise disadvantageous to that Lender.

(b) If Borrower become obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Sections 8.2 or 8.3, then Borrower may designate another financial institution that is acceptable to Administrative Agent in its reasonable discretion (a “Replacement Lender“) to purchase the Loans of that Lender and that Lender’s rights under this Agreement, without recourse to or warranty by, or expense to, that Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to that Lender plus any accrued but unpaid interest on those Loans and all accrued but unpaid fees owed to that Lender and any other amounts owed to that Lender under this Agreement and any other Loan Document, and to assume all the obligations of that Lender under this Agreement. Upon any such purchase and assumption (pursuant to an Assignment Agreement), the applicable Lender will no longer be a party to this Agreement or have any rights under this Agreement (other than rights with respect to indemnities and similar rights applicable to that Lender prior to the date of that purchase and assumption) and will be relieved from all obligations to Borrower under this Agreement, and the Replacement Lender will succeed to the rights and obligations of that Lender under this Agreement.

8.6 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, or 8.3 will be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Section 8.1, and the provisions of Section 8.1 will survive repayment of the Obligations, cancellation of any Note(s), and termination of this Agreement.

Section 9 REPRESENTATIONS AND WARRANTIES.

To induce Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans under this Agreement, Borrower represents and warrants to Administrative Agent and the Lenders that:

9.1 Organization. Each of the Loan Parties and their Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization, and each of the Loan Parties and their Subsidiaries is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, that qualification is required, except for any jurisdiction where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

9.2 Authorization; No Conflict.

(a) Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies under this Agreement, and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.

(b) The execution, delivery, and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower under this Agreement, do not and will not (i) require any consent or approval of any governmental agency or authority (other than any consent or approval that has been obtained and is in full force and effect); (ii) conflict with (A) any provision of law, (B) the organizational documents or governing documents of any Loan Party, or (C) any material agreement, indenture, instrument, or other document, or any judgment, order, or decree, that is binding upon any Loan Party or any of their respective properties; or (iii) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Administrative Agent created pursuant to the Collateral Documents).

9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid, and binding obligation of that Person, enforceable against that Person in accordance with its terms, subject to bankruptcy, insolvency, and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4 Financial Condition. The Financial Statements, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of any such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the dates covered in the Financial Statements and the results of their operations for the periods then ended.

9.5 No Material Adverse Change. Since December 31, 2020, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Loan Parties and their Subsidiaries, taken as a whole.

9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Loan Parties’ knowledge, threatened against any of the Loan Parties and their Subsidiaries that could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than liability incident to any such litigation or proceedings, none of the Loan Parties and their Subsidiaries has any material contingent liabilities that are not listed in Schedule 9.6 or permitted by Section 11.1.

9.7 Ownership of Properties; Liens. Each of the Loan Parties and their Subsidiaries owns good title to and, in the case of owned real property, marketable title to, and in the case of leased real property, a valid leasehold interest in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges, and claims (including infringement claims with respect to any registered or issued patents, trademarks, service marks, and copyrights owned by that Loan Party and/or that Subsidiary), except as permitted by Section 11.2. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to Administrative Agent.

9.8 Equity Ownership. All issued and outstanding Equity Interests of each of the Loan Parties and their Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Administrative Agent, and all such Equity Interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Equity Interests of each of the Loan Parties and their Subsidiaries as of the Closing Date. All of the issued and outstanding Equity Interests of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Company. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, or other similar agreements or understandings for the purchase or acquisition of any Equity Interests of any of the Loan Parties and their Subsidiaries.

9.9 Pension Plans.

(a) The Unfunded Liability of all Pension Plans does not in the aggregate exceed 20% of the Total Plan Liability for all such Pension Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, each Pension Plan complies with all applicable requirements of law and regulations. No contribution failure under Section 430 of the Code, Section 303 of ERISA, or the terms of any Pension Plan has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of any Loan Party, threatened claims, actions, investigations, or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Borrower or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither Borrower nor any other member of the Controlled Group has engaged in a transaction that resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, except as could not reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, except as could not reasonably be expected to have a Material Adverse Effect.

(b) (i) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; (ii) neither Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan, or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could reasonably be expected to result in a withdrawal or partial withdrawal from any such plan; and (iii) neither Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11 Compliance with Laws. Each of the Loan Parties and their Subsidiaries is in compliance in all respects with the requirements of all laws and all orders, writs, injunctions, and decrees applicable to it or to its properties, except where (a) that requirement of law or order, writ, injunction, or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.12 Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13 Taxes. Each of the Loan Parties and their Subsidiaries has timely filed all material tax returns and reports required by law to have been filed by it and has paid all material Taxes and governmental charges due and payable with respect to each such return, except any such Taxes or charges that (a) are not delinquent, (b) remain payable without penalty or interest, or (c) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on that Loan Party’s or that Subsidiary’s books. The Loan Parties and their Subsidiaries have made adequate reserves on their books and records in accordance with GAAP for all Taxes that have accrued but which are not yet due and payable. None of the Loan Parties or their Subsidiaries has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to each borrowing under this Agreement and the use of the proceeds thereof, with respect to Borrower, individually, and the Loan Parties taken as a whole, (a) the fair value of its or their assets is greater than the amount of its or their liabilities (including disputed, contingent and unliquidated liabilities) as that value is established and liabilities evaluated in accordance with GAAP; (b) the present fair saleable value of its or their assets is not less than the amount that will be required to pay the probable liability on its or their debts as they become absolute and matured; (c) it is, and they are, able to realize upon its or their assets and pay its or their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) it does not, and they do not, intend to, and it does not, and they do not, believe that it or they will, incur debts or liabilities beyond its or their ability to pay as those debts and liabilities mature; and (e) it is not, and they are not, engaged in or about to engage in business or a transaction for which its or their property would constitute unreasonably small capital.

9.15 Environmental Matters. The on-going operations of each of the Loan Parties and their Subsidiaries comply in all respects with all Environmental Laws, except for non-compliance that could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each of the Loan Parties and their Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations, and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each of the Loan Parties and their Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any of the Loan Parties and their Subsidiaries and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. None of the Loan Parties and their Subsidiaries, and none of the properties or operations of the Loan Parties and their Subsidiaries, is subject to, and none of the Loan Parties and their Subsidiaries reasonably anticipates the issuance of, (a) any written order from or agreement with any federal, state, or local governmental authority, or (b) any judicial or docketed administrative or other proceeding respecting any Environmental Law, Environmental Claim, or Hazardous Substance that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal of any Loan Party or any Subsidiary thereof that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. None of the Loan Parties and their Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances that could reasonably be expected to result in material liability to any of the Loan Parties and their Subsidiaries.

9.16 Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties and their Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement, or other risk assumption arrangement involving any of the Loan Parties and their Subsidiaries). Each of the Loan Parties and their Subsidiaries and their respective properties are insured with what are reasonably believed by Borrower to be financially sound and reputable insurance companies that are not Affiliates of the Loan Parties, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies of similar size, engaged in similar businesses, and owning similar properties in localities where the Loan Parties and their Subsidiaries operate.

9.17 Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any of the Loan Parties and their Subsidiaries, together with, in the case of leased property, the name and mailing address of the lessor of that property.

9.18 Information. All information (other than the projections and forecasts referred to below and information of a general economic or general industry nature) heretofore or contemporaneously with this Agreement furnished in writing by any of the Loan Parties and their Subsidiaries to Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated by this Agreement is, and all written information (other than the projections and forecasts referred to below and information of a general economic or general industry nature) hereafter furnished by or on behalf of any of the Loan Parties and their Subsidiaries to Administrative Agent or any Lender pursuant to or in connection with this Agreement will be, when furnished, taken as a whole, true and accurate in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto that are made in accordance with the terms of the Loan Documents). All projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or forecasts; provided that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results.

9.19 Location of Bank Accounts. Schedule 9.19 sets forth a complete and accurate list as of the Closing Date of all deposit, checking, and other bank accounts, all securities and other accounts maintained with any broker dealer or other securities intermediary, and all other similar accounts maintained by each Loan Party, together with a description thereof (including the bank, broker dealer, or securities intermediary at which each such account is maintained and the account number and the purpose thereof).

9.20 Burdensome Obligations. None of the Loan Parties and their Subsidiaries is a party to any agreement or contract or subject to any restriction contained in its organizational documents or its governing documents that could reasonably be expected to have a Material Adverse Effect.

9.21 Intellectual Property. Except as set forth on Schedule 9.21, each of the Loan Parties and their Subsidiaries owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits, and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for any infringements and conflicts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 9.21 is a complete and accurate list as of the Closing Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits, and other intellectual property rights of each of the Loan Parties and their Subsidiaries. No slogan or other advertising device, product, process, method, substance, part, or other material now employed, or now contemplated to be employed, by any of the Loan Parties and their Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for any infringements and conflicts that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To each Loan Party’s knowledge, no patent, invention, device, application, principle, or any statute, law, rule, regulation, standard, or code is pending or proposed, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.22 Material Contracts. Set forth on Schedule 9.22 is a complete and accurate list as of the Closing Date of all Material Contracts of each of the Loan Parties and their Subsidiaries, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against each of the Loan Parties and their Subsidiaries that is a party thereto and, to each Loan Party’s knowledge, all other parties thereto in accordance with its terms; (b) has not been otherwise amended or modified; (c) is not in default due to the action of any of the Loan Parties and their Subsidiaries or, to the knowledge of any Loan Party, any other party thereto and (d) is not, to the knowledge of any Loan Party, subject of any likely or potential breach, default, termination, cancellation, repudiation, non-renewal or abandonment by any party thereto.

9.23 Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary thereof before any governmental authority and no grievance or arbitration proceeding pending or threatened against any of the Loan Parties and their Subsidiaries that arises out of or under any collective bargaining agreement; (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any of the Loan Parties and their Subsidiaries; or (c) to the knowledge of each Loan Party, no union representation question existing with respect to the employees of any of the Loan Parties and their Subsidiaries and no union organizing activity taking place with respect to any of the employees of any of the Loan Parties and their Subsidiaries. None of the Loan Parties and their ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law that remains unpaid or unsatisfied. The hours worked and payments made to employees of each of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent any such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any of the Loan Parties and their Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of that Loan Party or that Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.24 No Bankruptcy Filing. None of the Loan Parties and their Subsidiaries is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of that Loan Party’s or that Subsidiary’s assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against any of the Loan Parties and their Subsidiaries.

9.25 Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 9.25 sets forth a complete and accurate list as of the Closing Date of (a) the exact legal name of each of the Loan Parties and their Subsidiaries; (b) the jurisdiction of organization of each of the Loan Parties and their Subsidiaries; (c) the organizational identification number of each Loan Party (or indicates that that Loan Party has no organizational identification number); (d) each place of business of each of the Loan Parties and their Subsidiaries; (e) the chief executive office of each of the Loan Parties and their Subsidiaries; and (f) the federal employer identification number of each Loan Party.

9.26 Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for inventory in transit in the ordinary course of business) other than those locations listed on Schedule 9.26. Schedule 9.26 contains a true, correct, and complete list, as of the Closing Date, of the names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and that named Person’s assigns.

9.27 Security Interests. The Guaranty and Collateral Agreement creates in favor of Administrative Agent, for the benefit of Administrative Agent and the Lenders, a legal, valid, and enforceable security interest in the Collateral. Upon the filing of the UCC-1 financing statements described in Section 12.1.15 and the recording of the collateral assignments referred to in the Guaranty and Collateral Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the security interests in and Liens on the Collateral granted under the Guaranty and Collateral Agreement will be perfected, first-priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection, or enforcement of those security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law; (b) the recording of the collateral assignments referred to in the Guaranty and Collateral Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights; and (c) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

9.28 No Default. No Default or Event of Default exists or would result from the incurrence by any Loan Party of any Debt under this Agreement or under any other Loan Document.

9.29 Hedging Agreements. None of the Loan Parties and their Subsidiaries is a party to, nor will it be a party to, any Hedging Agreement other than a bona fide (not speculative) unsecured Hedging Agreement, in form and substance reasonably acceptable to Administrative Agent.

9.30 OFAC. Each of Borrower and its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. None of Borrower, its Subsidiaries or its or their respective Affiliates is (a) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions; (b) a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with that Person; or (c) controlled by (including, without limitation ,by virtue of that Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

9.31 Patriot Act. Each of Borrower and its Subsidiaries and its and their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto; (b) the Patriot Act; and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

9.32 Holding Company. The Company is not and has not, directly or indirectly, engaged in any business activities, does not hold and has not held any material assets, has not granted any Lien, and has not incurred any Debt (other than the Debt to be Repaid), other than (a) acting as a holding company and transactions incidental thereto; (b) entering into the Loan Documents and the transactions required in this Agreement or permitted in this Agreement to be performed by the Company; (c) entering into engagement letters and similar agreements with attorneys, accountants, and other professionals; (d) issuing Equity Interests and performing its obligations under its organizational documents, its governing documents, and agreements with the holders of its Equity Interests; and (e) hiring a limited number of employees; and (f) entering into contracts from time to time that are made in the ordinary course of business consistent with past practices of the Company.

9.33 Customers and Suppliers. There exists no actual or threatened termination, cancellation, or limitation of, or modification to or change in, the business relationship between (a) any of the Loan Parties and their Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any of the Loan Parties and their Subsidiaries are individually or in the aggregate material to the business or operations of any of the Loan Parties and their Subsidiaries; or (b) of the Loan Parties and their Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any of the Loan Parties and their Subsidiaries are individually or in the aggregate material to the business or operations of any of the Loan Parties and their Subsidiaries. To the Loan Parties’ knowledge there exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any such termination, cancellation, limitation, modification or change.

9.34 Computex Sale Process. As of the date hereof, (a) the Company has engaged Truist to assist and advise in connection with the Computex Sale and such engagement is in full force and effect and has not been terminated or rescinded; and (b) the Company and its Board of Directors have approved, and are pursuing consummation of the Computex Sale.

Section 10 AFFIRMATIVE COVENANTS.

Until Payment in Full, Borrower shall, unless at any time the Required Lenders otherwise expressly consent in writing, do the following:

10.1 Reports, Certificates and Other Information. Furnish to Administrative Agent and each Lender:

10.1.1 Annual Report. Promptly when available and in any event within 110 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Company and its Subsidiaries for that Fiscal Year, including consolidated and consolidating (i.e., showing separate detail on Computex and Kandy) balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of that Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to Administrative Agent, together with (i) a written statement from those accountants to the effect that in making the examination necessary for the signing of that annual audit report by those accountants, nothing came to their attention that caused them to believe that Borrower was not in compliance with any provision of Section 11.11 insofar as that provision relates to accounting matters or, if something has come to their attention that caused them to believe that Borrower was not in compliance with any such provision, describing that non-compliance in reasonable detail; and (ii) a comparison with the budget for that Fiscal Year and a comparison with the previous Fiscal Year; and (b) a balance sheet of the Company and its Subsidiaries as of the end of that Fiscal Year and statement of earnings and cash flows for the Company and its Subsidiaries for that Fiscal Year, certified by a Senior Officer of the Company.

10.1.2 Interim Reports. Promptly when available and in any event (i) within 30 days after the end of each of the first two months of each Fiscal Quarter and (ii) within 45 days after the end of each month that is the last month of each Fiscal Quarter, (a) internally prepared consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of that month, together with consolidated and consolidating statements of earnings and a consolidated and consolidating statement of cash flows for that month and for the period beginning with the first day of that Fiscal Year and ending on the last day of that month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for that period of the current Fiscal Year, together with a management discussion and analysis, all certified by a Senior Officer of the Company and (b) a written statement containing details reasonably requested by the Administrative Agent on (i) the Company’s revenue for such month (including whether recurring), (ii) the Company’s business pipeline and progress to plan and (iii) actual or potential significant contract wins and losses.

10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of monthly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of that annual report or those statements and signed by a Senior Officer of the Company, containing (a) a computation of each of the financial ratios and restrictions set forth in Section 11.11; (b)  a certification to the effect that that Senior Officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and a certification to the effect that that Senior Officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (c) a written statement of the Company’s management setting forth a discussion of the Company’s and its Subsidiaries’ financial condition, changes in financial condition, and results of operations.

10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic, or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.5 Notice of Default, Litigation, and ERISA Matters. Provide written notice describing the below within the time period described and the steps being taken by the Loan Parties and their Subsidiaries affected thereby with respect thereto:

(a) promptly, and in any event within three (3) Business Days, the occurrence of a Default or an Event of Default;

(b) promptly, and in any event within three (3) Business Days (or, if earlier, on or prior to the date of any public disclosure thereof), the commencement of, or any material development in, any litigation or proceeding affecting any of the Loan Parties and their Subsidiaries or their respective property (i) in which the amount of damages claimed is $750,000 (or its equivalent in another currency or currencies) or more in the aggregate for all such litigations or proceedings; (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document; or (iii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) promptly, and in any event within three (3) Business Days (or, if earlier, on or prior to the date of any public disclosure thereof), (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan; (ii) the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if that failure is sufficient to give rise to a Lien under Section 303(k) of ERISA) or to any Multiemployer Pension Plan; (iii) the taking of any action with respect to a Pension Plan that could result in the requirement that any Loan Party furnish a bond or other security to the PBGC or that Pension Plan; (iv) the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan that could result in the incurrence by any member of the Controlled Group of any material liability, fine, or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan); (v) any material increase in the contingent liability of any Loan Party with respect to any post-retirement welfare benefit plan or other employee benefit plan of any of the Loan Parties and their Subsidiaries; or (vi) any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) promptly, and in any event within three (3) Business Days (or, if earlier, on or prior to the date of any public disclosure thereof), any cancellation or material change in any insurance maintained by any Loan Party;

(e) promptly, and in any event within three (3) Business Days (or, if earlier, on or prior to the date of any public disclosure thereof), any violation of, or non-compliance with, any material requirement of law by any Loan Party, which could reasonably be expected to have a Material Adverse Effect; or

(f) promptly, and in any event within three (3) Business Days (or, if earlier, on or prior to the date of any public disclosure thereof), any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim, or (ii) the enactment or effectiveness of any law, rule, or regulation) that could reasonably be expected to have a Material Adverse Effect.

10.1.6 Real Estate. Promptly upon any of the Loan Parties and their Subsidiaries acquiring or leasing any real property after the Closing Date, an updated version of Schedule 9.17 showing information as of the date of delivery.

10.1.7 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower by independent auditors in connection with each annual or interim audit made by those auditors of the books of Borrower.

10.1.8 Projections. As soon as practicable, and in any event not later than 30 days before the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for that Fiscal Year (including a business plan, monthly operating and cash flow budgets and a capital expenditures budget) prepared in a manner consistent with the projections delivered by Borrower to Administrative Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Administrative Agent, accompanied by a certificate of a Senior Officer of Borrower to the effect that (a) the projections were prepared by the Company in good faith; (b) the Company has a reasonable basis for the assumptions contained in the projections, as of the date of delivery; and (c) the projections have been prepared in accordance with those assumptions (it being recognized by Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good-faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results).

10.1.9 Material Contract Notices. Promptly following receipt, copies of any material notices (including notices of default) received in connection with any Material Contract.

10.1.10 Information Systems. Not less than six (6) months prior to the commencement of any program or process to implement a material change, consolidation or modification of a Loan Party’s information technology and/or enterprise resource planning software system, such Loan Party shall provide notice of such proposed change, consolidation or modification to Administrative Agent. From the commencement of such program or process through the completion of such change, consolidation or modification, Borrower shall provide Administrative Agent an update on the progress of such change, consolidation or modification concurrently with the delivery of the written statement required to be delivered pursuant to clause (c) of Section 10.1.3 relating to Borrower’s financial condition, changes in financial condition and results of operations.

10.1.11 Other Information. Promptly from time to time, all other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning any of the Loan Parties and their Subsidiaries or their respective properties or business as any Lender or Administrative Agent reasonably requests.

10.1.12 Computex Sale Process; Equity Issuance. On a weekly basis, (a)(i) a status report on the Computex Sale process, including any indications of interest received by the Company or its advisors and confidentiality agreements signed in connection therewith, proposed terms and progress toward definitive agreements and documentation and other reasonable details and information (including any changes to expected timing or valuation and applicable exclusivity terms) and (ii) copies of any documentation prepared or received in connection with the Computex Sale (including letters or other indications of interest, confidentiality agreements, exclusivity arrangements and drafts of definitive documentation; (b) a status report on the Company’s endeavors to raise cash proceeds through issuance of Equity Interests, including advisors who have been engaged, indications of interest, proposed terms and other reasonable details and information and (c) if reasonably requested by the Administrative Agent, telephone conference calls with applicable senior management of the Company to discuss status and details relating to the matters referenced in the foregoing clauses (a) and (b).

10.1.13 Liquidity; Plan. On a weekly basis, a status report on the Company’s liquidity profile, including current cash balances and other immediately available cash and cash equivalents, and updates on the Company’s optimization and efficiency measures and progress toward plans and forecast (including updates to cash forecast).

10.2 Books, Records, and Inspections. Keep, and cause each of the Loan Parties and their Subsidiaries to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party and each Subsidiary of each Loan Party to permit, Administrative Agent or any representative, agent, or advisor thereof to inspect the properties and operations of the Loan Parties and their Subsidiaries; and permit, and cause each other Loan Party and each Subsidiary of each Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Administrative Agent or any representative, agent, or advisor thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes all such independent auditors to discuss those financial matters with any Lender or Administrative Agent or any representative, agent, or advisor thereof), and to examine (and photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party and each Subsidiary of each Loan Party to permit, Administrative Agent and its representatives, agents, and advisors to inspect the inventory and other tangible assets of the Loan Parties and their Subsidiaries, to perform appraisals of the equipment of the Loan Parties and their Subsidiaries, and to inspect, audit, conduct physical counts and perform valuations thereof, and to audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to inventory, accounts, and any other Collateral; provided that only Administrative Agent on behalf of the Lenders may exercise rights under this Section 10.2 and Administrative Agent shall not exercise such rights more often than four times during any Fiscal Year absent the existence of an Event of Default. All such visits, inspections, appraisals or audits by Administrative Agent and its representatives, agents, and advisors will be at Borrower’s expense; provided that, so long as no Event of Default has occurred and is continuing, the Borrower shall only be obligated to reimburse Administrative Agent and any such authorized representative for the expenses of three such visits and inspection per Fiscal Year.

10.3 Maintenance of Property; Insurance.

(a) Keep, and cause each of the Loan Parties and their Subsidiaries to keep, all property useful and necessary in the business of the Loan Parties and their Subsidiaries in good working order and condition, ordinary wear and tear excepted.

(b) Maintain, and cause each of the Loan Parties and their Subsidiaries to maintain, with responsible insurance companies, all insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it, general liability insurance and business interruption insurance in such amounts and duration, and with such deductibles, as are acceptable to Administrative Agent in its reasonable determination, and all other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which must insure against all risks and liabilities of the type identified on Schedule 9.16 and must have insured amounts no less than, and deductibles no higher than, those set forth on that schedule; and, upon request of Administrative Agent or any Lender, furnish to Administrative Agent or that Lender original or electronic copies of policies evidencing that insurance and a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties and their Subsidiaries. Borrower shall cause each issuer of an insurance policy in respect of any Loan Party to provide Administrative Agent with an endorsement (i) showing Administrative Agent as lender’s loss payee with respect to each policy of property or casualty insurance and naming Administrative Agent as an additional insured with respect to each policy of liability insurance; (ii) providing that 30 days’ notice will be given to Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to that policy; and (iii) reasonably acceptable in all other respects to Administrative Agent. Each Loan Party shall execute and deliver to Administrative Agent a collateral assignment, in form and substance satisfactory to Administrative Agent, of each business interruption insurance policy maintained by that Loan Party.

(c) In the event Borrower fails to provide Administrative Agent with evidence of the insurance coverage required by Section 10.3(b), Administrative Agent may purchase insurance at Borrower’s expense, after notice to Borrower, to protect Administrative Agent’s and the Lenders’ interests in the Collateral. This insurance may, but need not, protect any Loan Party’s interests. The coverage that Administrative Agent purchases might not pay any claim that is made against any Loan Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and any other charges that might be imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing under this Agreement. The costs of the insurance may be more than the cost of the insurance the Loan Parties might be able to obtain on their own.

10.4 Compliance with Laws; Payment of Taxes and Liabilities.

(a) Comply, and cause each of the Loan Parties and their Subsidiaries to comply, in all respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses, and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) Without limiting Section 10.4(a), ensure, and cause each of the Loan Parties and their Subsidiaries to ensure, that no Person who owns a controlling interest in or otherwise controls any of the Loan Parties and their Subsidiaries is (i) listed on the SDN List maintained by OFAC and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order, or regulation; or (ii) a Person designated under Section 1(b), (c), or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders.

(c) Without limiting Section 10.4(a), comply, and cause each of the Loan Parties and their Subsidiaries to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

(d) File all federal, state and other tax returns and reports required to be filed, and cause each of the Loan Parties and their Subsidiaries to pay all federal, state and other taxes, assessment, fees and other governmental charges levied or imposed upon them or their properties, income or assets as the same shall become due and payable,, but none of the Loan Parties and their Subsidiaries will be required under this Section 10.4(d) to pay any such tax or charge so long as the failure to do so could not reasonable be expected to have a material adverse effect or that Loan Party or that Subsidiary is contesting the validity thereof in good faith by appropriate proceedings and has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and, in the case of a claim that could become a Lien on any Collateral, those contest proceedings stay the foreclosure of that Lien or the sale of any portion of the Collateral to satisfy that claim.

10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.4) cause each of the Loan Parties and their Subsidiaries to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes that qualification necessary (other than any such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6 Use of Proceeds. Use the proceeds of the Loans solely to repay the Debt to be Repaid, for working capital purposes, and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7 Employee Benefit Plans.

(a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations.

(b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c) Not, and not permit any other member of the Controlled Group to, (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that could reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii), and (iii) individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

10.8 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances occurs or has occurred on any real property or any other assets of any of the Loan Parties and their Subsidiaries, then Borrower shall, or shall cause the applicable Loan Party or the applicable Subsidiary of a Loan Party to, cause the prompt containment and removal of those Hazardous Substances and the remediation of that real property or other assets as necessary to comply with all applicable Environmental Laws and to preserve in all material respects the value of that real property or other assets. Without limiting the generality of the foregoing, Borrower shall, and shall cause the Loan Parties and their Subsidiaries to, comply with any applicable federal or state judicial or administrative order requiring the performance at any real property of any of the Loan Parties and their Subsidiaries of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, Borrower shall, and shall cause their Subsidiaries to, dispose of all Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

10.9 Further Assurances. Take, and cause each other Loan Party to take, all actions as are necessary or as Administrative Agent or the Required Lenders reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first-priority perfected Lien in favor of Administrative Agent (subject to Permitted Liens) on substantially all of the assets of each Loan Party (as well as all Equity Interests of each Excluded Foreign Subsidiary, except that no more than 65% of all Equity Interests and 100% of the non-voting stock of each Excluded Foreign Subsidiary will be required to be pledged) and guaranteed by each Loan Party (including, immediately upon the acquisition or creation thereof (or any longer period Administrative Agent agrees to in its sole discretion), any Subsidiary acquired or created after the Closing Date, but excluding each Excluded Foreign Subsidiary),in each case to the extent determined by Administrative Agent, in its sole discretion, not to be prohibited by applicable law and as Administrative Agent reasonably determines, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages (including, without limitation, leasehold mortgages), deeds of trust (including, without limitation, leasehold deeds of trust), financing statements, opinions of counsel, and other documents, in each case in form and substance reasonably satisfactory to Administrative Agent, and the filing or recording of any of the foregoing; (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession; and (iii) with respect to any real property acquired by any Loan Party after the Closing Date, the delivery (to the extent requested by Administrative Agent) within 60 days after the date that real property was acquired (or any longer period Administrative Agent agrees to in its sole discretion) of a duly executed Mortgage with respect to that real property providing for a fully perfected Lien, in favor of Administrative Agent, in all right, title and interest of the applicable Loan Party in that real property, together with all Mortgage-Related Documents and a legal opinion of special counsel for the applicable Loan Party for the state in which that real property is located in form and substance reasonably acceptable to Administrative Agent. Notwithstanding any provision of this Agreement to the contrary, in no event will more than 65% of the total combined voting power of all classes of stock and 100% of the non-voting stock of any Excluded Foreign Subsidiary of any Loan Party be required to be pledged to secure or otherwise indirectly secure the Obligations, and, for the avoidance of doubt, no Excluded Foreign Subsidiary will be required to be a guarantor of any Obligations unless specifically agreed to by Borrower.

10.10 Deposit Accounts. Unless Administrative Agent otherwise consents in writing, maintain, and cause each other Loan Party to maintain, all of their deposit accounts and securities accounts, other than Excluded Deposit Accounts, with an institution that has entered into one or more Control Agreements with Administrative Agent and the applicable Loan Party granting “control” (as defined in the UCC) of each applicable account to Administrative Agent.

10.11 Computex Sale / Sale Milestones.

(a) Use reasonable best efforts to consummate, or cause the consummation of, the Computex Sale in a manner and on terms reasonably satisfactory to the Administrative Agent and to comply with and satisfy the sale process milestones relating thereto, in each case, in accordance with the terms, conditions and timeframes set forth on Schedule 10.11.

(b) To the extent the Computex Sale has not been consummated by the date that is six (6) months following the Closing Date, at the election of the Administrative Agent, the Company shall (i) provide all reasonable and necessary cooperation with and to the Administrative Agent in appointing and engaging new advisors or consultants (any such entity, a “New Advisor”) selected by the Administrative Agent in its sole reasonable discretion to assist with (x) managing the Computex Sale process on behalf of the Company and Computex, (y) advising the Company in its endeavors to raise cash proceeds through new issuances of Equity Interests and (z) advising the Company on budgetary and optimization and efficiency measures and plans, in each case, in a manner and on terms reasonably acceptable to the Administrative Agent; (ii) adhere to and comply with revised milestones in respect of the Computex Sale process as may be reasonably determined by the Administrative Agent in consultation and coordination with a New Advisor and the Company; and (iii) comply with updated budgets and forecasts and optimization and efficiency measures as are reasonably recommended by a New Advisor and acceptable to the Administrative Agent in its reasonable discretion.

Section 11 NEGATIVE COVENANTS

Until Payment in Full, Borrower shall, unless at any time the Required Lenders otherwise expressly consent in writing, do the following:

11.1 Debt. Not, and not permit any of the Loan Parties and their Subsidiaries to, create, incur, assume, or suffer to exist any Debt, except the following:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt of any of the Loan Parties and their Subsidiaries secured by Liens permitted by Section 11.2(d), and extensions, renewals, replacements, and refinancings thereof, so long as the aggregate amount of all such Debt at any time outstanding does not exceed $500,000;

(c) Debt of any Loan Party to any other Loan Party, so long as (i) that Debt is evidenced by a demand note in form and substance reasonably satisfactory to Administrative Agent and pledged and delivered to Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and (ii) the obligations under that demand note are subordinated to the obligations of the Loan Parties under the Loan Documents (including the Obligations of Borrower under this Agreement) in a manner reasonably satisfactory to Administrative Agent;

(d) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(e) Debt of any Loan Party to any employee, officer, or director or any such Person’s spouse, estate, or estate-planning vehicle to repurchase Equity Interests from that Person upon the death, disability, or termination of employment of that employee, officer of director, so long as the aggregate amount of all such Debt at any time outstanding does not exceed $500,000;

(f) unsecured Hedging Obligations in an aggregate amount not to exceed $50,000 incurred for bona fide hedging purposes and not for speculation with respect to risks arising in the ordinary course of Borrower’s business;

(g) Debt described on Schedule 11.1 and any extension, renewal, replacement or refinancing thereof so long as the principal amount thereof is not increased;

(h) the Debt to be Repaid (so long as that Debt is repaid on the Closing Date with the proceeds of the initial Loans under this Agreement);

(i) Contingent Liabilities arising with respect to (i) customary indemnification obligations by any of the Loan Parties and their Subsidiaries in favor of purchasers in connection with dispositions permitted under Section 11.4, and (ii) the guaranty by any of the Loan Parties and their Subsidiaries of a lease, sublease, license, or sublicense entered into in the ordinary course of business by another Loan Party or any Subsidiary thereof;

(j) unsecured Debt incurred for the sole purpose of financing insurance premiums, including without limitation, directors and officers liability insurance premiums, all on terms acceptable to Administrative Agent, in an aggregate outstanding amount not to exceed $2,500,000 at any time;

(k) Debt owed by any Foreign Subsidiary to a Loan Party to the extent of advances made to such Foreign Subsidiary pursuant to and in accordance with clause (m) of Section 11.9;

(l) unsecured Debt incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business; and

(m) any unsecured Debt (other than indebtedness for borrowed money) not to exceed $50,000 in the aggregate at any time outstanding.

11.2 Liens. Not, and not permit any of the Loan Parties and their Subsidiaries to, create or permit to exist any Lien on any of its real or personal properties, assets, or rights of whatsoever nature (whether now owned or hereafter acquired), except the following:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b) Liens arising in the ordinary course of business any of the Loan Parties and their Subsidiaries (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds, and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c) Liens described on Schedule 11.2 as of the Closing Date and renewals and extensions thereof on the assets currently subject to those Liens;

(d) subject to the limitation set forth in Section 11.1(b), the following: (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased); (ii) Liens existing on property at the time of the acquisition thereof by any of the Loan Parties and their Subsidiaries (and not created in contemplation of that acquisition); and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring that property, so long as any such Lien attaches to the applicable property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, and other similar real estate charges or encumbrances, minor defects or irregularities in title, and other similar real estate Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any Subsidiary thereof;

(f) leases, subleases, licenses, or sublicenses of the assets or properties of any of the Loan Parties and their Subsidiaries, in each case entered into in the ordinary course of business and not interfering in any material respect with the business of any of the Loan Parties and their Subsidiaries;

(g) customary set-off rights against depository accounts permitted under this Agreement in favor of banks at which any of the Loan Parties and their Subsidiaries maintains any such depository accounts, so long as those set-off rights secure only the obligations of that Loan Party or that Subsidiary to pay ordinary course fees and bank charges;

(h) Liens consisting of precautionary filings of UCC financing statements filed with respect to Operating Leases permitted under this Agreement and any interest of title of a lessor under any Operating Lease permitted under this Agreement;

(i) Liens arising under the Loan Documents;

(j) Liens on insurance policies or the proceeds thereof granted in the ordinary course of business so secure the financing of insurance premiums with respect to such insurance policies;

(k) Liens in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA);

(l) Liens arising from judgments in circumstances not constituting an Event of Default; and

(m) Other Liens securing obligations in an aggregate amount not to exceed $50,000.

11.3 Restricted Payments. Not, and not permit any of the Loan Parties and their Subsidiaries to, (a) make any dividend or distribution to any holders of its Equity Interests; (b) purchase or redeem any of its Equity Interests; (c) pay any management fees, transaction-based fees, or similar fees to any of its equity holders or any Affiliate thereof; (d) make any payment on account of Debt that has been contractually subordinated in right of payment to the Obligations if that payment is not permitted at that time under the applicable subordination terms and conditions; (e) make any prepayment of any unsecured Debt or any Debt secured by a Lien that is junior to the Liens securing the Obligations; (f) set aside funds for any of the foregoing; or (g) make any payment in respect of consulting service fees and expenses pursuant to the Services Agreement or any other consulting or advisory arrangements, except that (A) any Subsidiary may pay dividends or make other distributions to a Loan Party and any Loan Party may pay dividends or make other distributions to Borrower or any Subsidiary of Borrower, (B) so long as no Default has occurred and is continuing, the Borrower may pay consulting service fees and expenses incurred in connection with consultants contracting arrangements with non-Affiliates, including developers and other professionals who perform work and functions consistent with the current strategy of the Company, including accounting, reporting and audit services in the usual course of business, (C) the Borrower may pay advisory fees and expenses in connection with the Company’s equity financing endeavors to the extent such advisory fees and expenses do not exceed 6.00% of the gross equity proceeds raised (plus reasonable and documented related out-of-pocket expenses) and (D) the Borrower may pay other consulting service fees and expenses with the prior written consent of the Administrative Agent.

11.4 Mergers, Consolidations, Sales. Not, and not permit any of the Loan Parties and their Subsidiaries to, (a) be a party to any merger or consolidation; (b) sell, transfer, dispose of, convey, or lease any of its assets or Equity Interests (including the sale of Equity Interests of any Subsidiary), including the assets or Equity Interests of Kandy; (c) sell or assign with or without recourse any receivables; or (d) purchase or otherwise acquire all or substantially all of the assets or any Equity Interests, or any partnership or joint venture interest in, any other Person or make any Acquisition, except the following:

(i) any such merger, consolidation, sale, transfer, acquisition, conveyance, lease, or assignment of or by Borrower or Subsidiary with and into Borrower so long as (A) no other provision of this Agreement would be violated thereby; (B) Borrower gives Administrative Agent at least 15 days’ prior written notice of that merger or consolidation; (C) no Default or Event of Default has occurred and is continuing either before or after giving effect to that transaction; and (D) the Lenders’ rights in any Collateral, including the existence, perfection and priority of any Lien thereon, are not adversely affected by that merger or consolidation;

(ii) sales, abandonment, or other dispositions of equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries;

(iii) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(iv) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(v) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(vi) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party;

(vii) sales, leases, assignments, conveyances, other transfers for value and dispositions of assets, in each case, of the type specifically described in clauses (a) through (d) of the definition of “Asset Disposition”; and

(viii) any merger, sale or disposition constituting the Computex Sale, to the extent the Net Cash Proceeds thereof are sufficient (and are used) to repay the Term Loans in full (together with any accrued interest and fees and other amounts owing under the terms of this Agreement, including Applicable Premium).

11.5 Modification of Certain Documents; Organizational Form.

(a) Not permit the organizational documents or governing documents of any Loan Party to be amended or modified in any way that could reasonably be expected to materially adversely affect the interests of the Lenders.

(b) Not change, or allow any Loan Party to change, its state of formation or its organizational form without not less than thirty (30) days’ prior written consent by the Administrative Agent

11.6 Transactions with Affiliates. Not, and not permit any of the Loan Parties and their Subsidiaries to, enter into, or cause, suffer, or permit to exist any transaction, arrangement, or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates (except to the extent expressly permitted by Sections 11.3 and 11.4(i)).

11.7 Inconsistent Agreements. Not, and not permit any of the Loan Parties and their Subsidiaries to, enter into any agreement containing any provision that would (a) be violated or breached by any borrowing by Borrower under this Agreement or by the performance by any Loan Party of any of its Obligations under this Agreement or under any other Loan Document; (b) prohibit any Loan Party from granting to Administrative Agent and the Lenders a Lien on any of its assets; or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to any Loan Party, or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending any such sale, so long as those restrictions and conditions apply only to the Subsidiary to be sold and that sale is permitted under this Agreement (but those); (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases, and other secured Debt permitted by this Agreement, so long as those restrictions or conditions apply only to the property or assets securing that Debt; and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.8 Business Activities. Not, and not permit any of the Loan Parties and their Subsidiaries to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related or reasonably complementary thereto.

11.9 Investments. Not, and not permit any of the Loan Parties and their Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

(a) contributions by Borrower or any Subsidiary to the capital of Borrower;

(b) Investments constituting Debt permitted by Section 11.1;

(c) Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d) Cash Equivalent Investments;

(e) subject to Section 10.10, bank deposits in the ordinary course of business;

(f) Investments consisting of securities or instruments received pursuant to a disposition of assets permitted by this Agreement;

(g) non-cash consideration received pursuant to the consummation of asset dispositions permitted under this Agreement;

(h) bank deposits established in accordance with the Loan Documents;

(i) Investments listed on Schedule 11.9 as of the Closing Date;

(j) advances to officers, directors and employees of the Company and its Subsidiaries in an aggregate amount not to exceed $50,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(k) Investments by the Company and its Subsidiaries that are Loan Parties in its Subsidiaries that are Loan Parties;

(l) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof in connection with the settlement of delinquent accounts generated in the ordinary course of business or from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(m) (i) advances to Foreign Subsidiaries to fund documented payroll expenses (including payments to PEOs (professional employer organizations)) of such Foreign Subsidiaries in the ordinary course of business and consistent with past practice and (ii) other advances to Foreign Subsidiaries, in the case of this clause (ii), in an aggregate amount not to exceed $1,000,000 during the term of this Agreement; and

(n) other Investments with the prior written consent of the Administrative Agent.

11.10 Fiscal Year. Not, and not permit any of the Loan Parties and their Subsidiaries to, change its Fiscal Year.

11.11 Financial Covenants.

11.11.1 Minimum EBITDA - Company. Not permit EBITDA of the Company for any Computation Period to be less than the amount set forth below for that Computation Period:

Computation Period Ending	EBITDA
November 30, 2021	$(30,700,000)
December 31, 2021	$(28,700,000)
January 31, 2022	$(29,300,000)
February 28, 2022	$(27,900,000)
March 31, 2022	$(27,600,000)
April 30, 2022	$(28,400,000)
May 31, 2022	$(28,900,000)
June 30, 2022	$(29,600,000)
July 31, 2022	$(29,000,000)
August 31, 2022	$(29,500,000)
September 30, 2022	$(28,700,000)
October 31, 2022	$(29,100,000)

11.11.2 Minimum EBITDA - Computex. Not permit EBITDA of Computex for any Computation Period to be less than the amount set forth below for that Computation Period:

Computation Period Ending	EBITDA
November 30, 2021	$4,700,000
December 31, 2021	$4,500,000
January 31, 2022	$5,000,000
February 28, 2022	$5,300,000
March 31, 2022	$5,600,000
April 30, 2022	$6,200,000
May 31, 2022	$6,500,000
June 30, 2022	$6,300,000
July 31, 2022	$7,000,000
August 31, 2022	$7,200,000
September 30, 2022	$6,700,000
October 31, 2022	$6,500,000

11.11.3 Minimum Total Revenues - Kandy. Not permit total revenues of Kandy for any Computation Period to be less than the amount set forth below for that Computation Period:

Computation Period Ending	Total Revenues
November 30, 2021	$17,300,000
December 31, 2021	$19,900,000
January 31, 2022	$20,500,000
February 28, 2022	$21,200,000
March 31, 2022	$21,600,000
April 30, 2022	$22,200,000
May 31, 2022	$22,700,000
June 30, 2022	$22,900,000
July 31, 2022	$24,000,000
August 31, 2022	$25,400,000
September 30, 2022	$26,500,000
October 31, 2022	$27,700,000

Notwithstanding anything to the contrary contained herein, for purposes of determining total revenues of Kandy for any Computation Period set forth above, total revenues of Kandy for each of the twelve consecutive months ended on or immediately prior to September 30, 2021 shall be deemed to be the applicable amounts set forth on Schedule 11.11.

11.11.4 Minimum Liquidity. Not permit the Loan Parties at any time to have unrestricted cash and cash equivalents on hand of less than $6,000,000.

11.12 Compliance with Laws. Borrower shall not, and shall not permit any of the Loan Parties and their Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Sections 9.30 and 9.31.

11.13 Operating Leases. Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties and their Subsidiaries (on a consolidated basis) to exceed $1,000,000 in any Fiscal Year.

Section 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The effectiveness of this Agreement and the obligation of each Lender to make its Loans are subject to the following conditions precedent:

12.1 Conditions to Effectiveness. The effectiveness of this Agreement, and the obligation of the Lenders to make the Loans, are, in addition to the conditions precedent specified in Section 12.2, subject to satisfaction of the following conditions precedent (and the date on which all such conditions precedent have been satisfied or waived in writing by Administrative Agent and the Lenders is called the “Closing Date”), it being agreed that the request by Borrower for the making of any initial Loan on the Closing Date will be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in this Section 12.1 will be satisfied at the time of the making of that Loan unless waived in writing by Administrative Agent:

12.1.1 Agreement, Notes, and other Loan Documents. Administrative Agent has received the following, each duly executed and dated as of the Closing Date (or any earlier date satisfactory to Administrative Agent), in form and substance satisfactory to Administrative Agent: (a) this Agreement; (b) to the extent requested by any Lender, one or more Notes made payable to that Lender; (c) the Guaranty and Collateral Agreement, together with all instruments, transfer powers, and other items required to be delivered in connection with the Guaranty and Collateral Agreement; and (d) all other Loan Documents.

12.1.2 Authorization Documents. For each Loan Party, Administrative Agent has received the following, each in form and substance satisfactory to Administrative Agent: (a) that Person’s charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in that Person’s state of incorporation (or formation) and in each other state in which that Person is qualified to do business if reasonably requested by Administrative Agent; (c) that Person’s bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing that Person’s execution, delivery, and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of that Person’s officers and/or managers executing any of the Loan Documents (which certificates Administrative Agent and each Lender may conclusively rely on until formally advised by a like certificate of any changes in any such certificate), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3 Consents, etc. Administrative Agent has received certified copies of all documents evidencing any necessary company action, consents and governmental approvals (if any) required for the execution, delivery, and performance by the Loan Parties of the documents referred to in this Section 12.

12.1.4 Letter of Direction. Administrative Agent has received a letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date, duly executed and dated as of the Closing Date, in form and substance satisfactory to Administrative Agent.

12.1.5 [Reserved].

12.1.6 Real Estate Documents. With respect to each parcel of real property owned by any Loan Party, Administrative Agent has received the following:

(a) a duly executed Mortgage for each parcel of owned real property providing for a fully perfected Lien, in favor of Administrative Agent, in all right, title, and interest of the applicable Loan Party in that real property, together with all Mortgage-Related Documents (including, without limitation, environmental assessments prepared by environmental engineers, and containing results, acceptable to Administrative Agent); and

(b) a legal opinion of special counsel for the Loan Parties for the state in which that real property is located in form and substance reasonably satisfactory to Administrative Agent.

12.1.7 Collateral Access Agreements. Administrative Agent has received the following:

(a) in the case of any leased real property containing Collateral in excess of $300,000, a Collateral Access Agreement from the landlord of that real property waiving or subordinating any landlord’s Lien in respect of personal property kept at the premises subject to the applicable lease; and

(b) a Collateral Access Agreement with respect to each warehouseman or bailee with which any of the Loan Parties and their Subsidiaries keeps inventory or other assets in excess of $300,000 and that are required under the Guaranty and Collateral Agreement to be delivered on the Closing Date.

12.1.8 Control Agreements. Administrative Agent has received all deposit account control agreements and securities account control agreements that are required under the Guaranty and Collateral Agreement to be delivered on the Closing Date.

12.1.9 Opinions of Counsel. Administrative Agent has received opinions of counsel for each Loan Party, including local counsel reasonably requested by Administrative Agent, each duly executed and dated as of the Closing Date (or any earlier date satisfactory to Administrative Agent), in form and substance satisfactory to Administrative Agent.

12.1.10 Insurance. Administrative Agent has received evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

12.1.11 Payment of Fees. Administrative Agent has received evidence of payment by Borrower of all accrued and unpaid fees, costs, and expenses to the extent then due and payable on the Closing Date (including, without limitation, fees under the Agent Fee Letter), together with all Attorney Costs of Administrative Agent to the extent invoiced prior to the Closing Date, plus all additional amounts of Attorney Costs that constitute Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by Administrative Agent through the closing proceedings (but no such estimate will preclude a final settling of accounts between Borrower and Administrative Agent in respect of those Attorney Costs).

12.1.12 Debt to be Repaid. Administrative Agent has received evidence, reasonably satisfactory to Administrative Agent, that all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing the Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated. Administrative Agent has received payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto, and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.

12.1.13 Solvency Certificate. Administrative Agent has received a solvency certificate, in form and substance reasonably satisfactory to Administrative Agent, executed by a Senior Officer of Borrower.

12.1.14 Search Results; Lien Terminations. Administrative Agent has received certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of all such financing statements; (b) Uniform Commercial Code termination statements pertaining to previously terminated financing, lease, and/or consignment relationships for which financing statements remain of record, in each case as Administrative Agent reasonably requests; and (c) all other Uniform Commercial Code termination statements as Administrative Agent reasonably requests.

12.1.15 Filings, Registrations, and Recordings. Administrative Agent has received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by Administrative Agent to be filed, registered, or recorded in order to create in favor of Administrative Agent, for the benefit of Administrative Agent and the Lenders, a perfected Lien on the collateral described therein (but only to the extent that perfection may be achieved by such a filing, registration, or recording), prior to any other Liens (subject only to Permitted Liens), in proper form for filing, registration, or recording.

12.1.16 Closing Certificate. Administrative Agent has received a certificate, in form and substance satisfactory to Administrative Agent, executed by a Senior Officer of Borrower certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.1.17 Financial Statements; Appraisals. Administrative Agent has received and is reasonably satisfied with (a) the Financial Statements and all other historical and projected financial information of Loan Parties and their Subsidiaries requested by Administrative Agent (b) all appraisals of Loan Parties’ assets requested by Administrative Agent.

12.1.18 No Material Adverse Effect. There has not occurred since December 31, 2020, any developments or events that, individually or in the aggregate with any other circumstances, has had or could reasonably be expected to have a Material Adverse Effect.

12.1.19 Investment Documents. Administrative Agent has received confirmation of ownership and capital structure of the Loan Parties and be satisfied with the constituent documents of the Loan Parties and related investment agreements.

12.1.20 Financial Tests. Administrative Agent has received evidence satisfactory to it that:

(a) for each of the twelve consecutive months ended on or prior to September 30, 2021, the Consolidated EBITDA of the Company for such month is at least the applicable amount set forth on Schedule 11.11;

(b) for each of the twelve consecutive months ended on or prior to September 30, 2021, the Consolidated EBITDA of Computex for such month is at least the applicable amount set forth on Schedule 11.11;

(c) for each of the twelve consecutive months ended on or prior to September 30, 2021, the total revenues of Kandy for such month are at least the applicable amount set forth on Schedule 11.11; and

(d) the Loan Parties have unrestricted cash and cash equivalents on hand of not less than $2,500,000 as of the Closing Date (with no payables stretched beyond their customary payment practices).

12.1.21 Diligence. Administrative Agent has received and is satisfied with all due diligence materials requested by Administrative Agent (including, without limitation, all Material Contracts of the Loan Parties).

12.1.22 Financial Condition. Administrative Agent has completed a satisfactory examination of the financial condition of the Loan Parties, including, without limitation, the following: (a) review of the books (including historical, current, and interim financial statements), records, and assets of the Loan Parties; (b) review of all financial projections for Fiscal Year 2022; (c) satisfactory verification of business and competitive analysis, including, without limitation, site visits, one or more meetings with the Loan Parties’ key management, examining market studies and existing industry intelligence provided by the Loan Parties, and conducting independent customer calls; and (d) receipt of a satisfactory review, conducted by a firm acceptable to Administrative Agent, of (i) the books, records, and Collateral of the Loan Parties (including historical cash flow), (ii) a quality-of-earnings report, (iii) trailing 12-month EBITDA, and (iv) EBITDA adjustments.

12.1.23 Background Checks. Administrative Agent has reviewed and is satisfied with background checks on certain key management and shareholders or members of the Loan Parties.

12.1.24 Approvals. Administrative Agent has received approval of its executive credit committee.

12.1.25 Warrants. The Company has issued to the Lenders (or their respective nominees or assigns) warrants entitling the Lenders to purchase shares of common stock of the Company representing in the aggregate 2.50% of the common stock of the Company issued and outstanding as of the Closing Date on a fully diluted basis, pursuant to the Warrant Subscription Agreement.

12.1.26 Know-Your-Customer and Anti-Money Laundering. Administrative Agent has received all documentation and other information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, W-8 or W-8 BENE tax forms, with results satisfactory to Administrative Agent.

12.1.27 Other. Administrative Agent has received all other documents reasonably requested by Administrative Agent or any Lender.

12.2 Conditions Precedent to all Loans. The obligation of each Lender to make each Loan is subject to the following further conditions precedent that:

12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing, the following statements are true and correct:

(a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is by its terms qualified by concepts of materiality, in which case that representation or warranty is true and correct in all respects) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case that representation or warranty is true and correct in all material respects or in all respects, as applicable, as of that earlier date); and

(b) no Default or Event of Default has occurred and is continuing.

12.2.2 Confirmatory Certificate. If requested by Administrative Agent or any Lender, Administrative Agent has received (in sufficient counterparts to provide one to Administrative Agent and each Lender) a certificate dated the date of the requested Loan and signed by a duly authorized representative of Borrower as to the matters set out in Section 12.2.1 (it being understood that each request by Borrower for the making of a Loan will be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of that Loan), together with such other documents as Administrative Agent or any Lender may reasonably request in support thereof.

12.3 Conditions Subsequent. As an accommodation to the Loan Parties, the Administrative Agent and the Lenders have agreed to execute this Agreement and to make the Loans on the Closing Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Closing Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 12.1 and 12.2, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Closing Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 12.3):

12.3.1 Collateral Access Agreements. On or prior to the date that is 15 days following the Closing Date (or such later date as determined by the Administrative Agent its sole discretion), the Loan Parties shall have used commercially reasonable efforts to obtain Collateral Access Agreements, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the properties set forth on Schedule 9.26 that contain Collateral in excess of $300,000.

12.3.2 Article 8. On or prior to the date that is five Business Days following the Closing Date (or such later date as determined by the Administrative Agent its sole discretion), the Loan Parties shall have complied with the requirements of Section 4.6(f) of the Guarantee and Collateral Agreement.

12.3.3 Equity Proceeds. Following the Closing Date and on or prior to January 17, 2022 (or such later date as determined by the Administrative Agent its sole discretion), the Company shall have received at least $5,000,000 in aggregate gross cash proceeds from issuance of Equity Interests.

12.3.4 Insurance Endorsements. On or prior to the date that is thirty days following the Closing Date (or such later date as determined by the Administrative Agent its sole discretion), the Loan Parties shall have complied with the terms of Section 10.3(b) to provide the Administrative Agent with the required endorsements of insurance policies.

12.3.5 Stock Certificates of Foreign Subsidiaries. On or prior to the date that is fifteen days (or, in the case of Pledged Equity issued by Foreign Subsidiaries organized in Mexico, thirty days) following the Closing Date (or, in each case, such later date as determined by the Administrative Agent its sole discretion), the Loan Parties shall have complied with the requirements of Section 4.6(e) of the Guarantee and Collateral Agreement to deliver to Administrative Agent any certificates evidencing Pledged Equity issued by Foreign Subsidiaries.

12.3.6 Intellectual Property Releases. On or prior to the date that is thirty days following the Closing Date (or such later date as determined by the Administrative Agent its sole discretion), the Loan Parties shall have provided evidence of release of all liens and security interests (other than those granted to the Administrative Agent under the Loan Documents) on the intellectual property identified on Schedule 9.21.

Section 13 EVENTS OF DEFAULT AND THEIR EFFECT.

13.1 Events of Default. Each of the following will constitute an Event of Default under this Agreement:

13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) or more days, in the payment when due of any interest, fee or other amount payable by Borrower under this Agreement or under any other Loan Document.

13.1.2 Non-Payment of Other Debt. Any default occurs under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $500,000 and that default (a) consists of the failure to pay that Debt when due, whether by acceleration or otherwise, or (b) accelerates the maturity of that Debt or permits the holder or holders thereof, or any trustee or agent for any such holder or holders, to cause that Debt to become due and payable (or require any Loan Party to purchase or redeem that Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any Material Contract, beyond the grace period, if any, provided therefor.

13.1.4 Bankruptcy, Insolvency, etc. Any of the following occurs: (a) any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; (b) any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver, or other custodian for that Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; (c) in the absence of any such application, consent, or acquiescence, a trustee, receiver, or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; (d) any Insolvency Proceeding, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and that Insolvency Proceeding or proceeding (i) is not commenced by that Loan Party, (ii) is consented to or acquiesced in by that Loan Party, or (iii) remains for 60 days undismissed; or (e) any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5 Non-Compliance with Loan Documents.

(a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.1, 10.1.2, 10.1.5, 10.3(b), 10.5, 10.6, or Section 11.

(b) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10.1.3 and continuance of that failure for 3 or more days.

(c) Failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of that failure described in this Section 13.1.5(c) for 15 or more days.

13.1.6 Representations; Warranties. Any representation or warranty made by any Loan Party in this Agreement or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Administrative Agent or any Lender in connection with this Agreement is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7 Pension Plans. Any of the following occurs: (a) any Person institutes steps to terminate a Pension Plan if as a result of that termination Borrower or any Subsidiary could be required to make a contribution to that Pension Plan, or could incur a liability or obligation to that Pension Plan, in excess of $500,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA with respect to Borrower or any Subsidiary; (c) the Unfunded Liability of all Pension Plans sponsored and maintained by Borrower or any Subsidiary exceeds 20% of the Total Plan Liability for those plans, or (d) there occurs any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of that withdrawal (including any outstanding withdrawal liability that Borrower or any member of the Controlled Group have incurred on the date of that withdrawal) to which Borrower or any Subsidiary is reasonably expected to incur exceeds $500,000.

13.1.8 Judgments. One or more final judgments which exceed an aggregate of $750,000 are rendered against any Loan Party (not covered by insurance as to which the insurance company has acknowledged coverage, so long as that insurance is paid to Borrower within 30 days of the rendering of those judgments) and have not been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of those judgments.

13.1.9 Invalidity of Loan Documents, etc. Any Loan Document ceases to be in full force and effect, or any Loan Party (or any Person by, through, or on behalf of any Loan Party) contests in any manner the validity, binding nature, or enforceability of any Loan Document.

13.1.10 Change of Control. A Change of Control occurs.

13.1.11 Material Adverse Effect. A Material Adverse Effect occurs.

13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.4 occurs in respect of Borrower, then the Commitments will immediately terminate and the Loans and all other Obligations under this Agreement will become immediately due and payable, all without presentment, demand, protest, or notice of any kind. If any other Event of Default occurs and is continuing, then Administrative Agent may (and, upon the written request of the Required Lenders shall) declare, in a written notice to Borrower, the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations under this Agreement to be due and payable, whereupon the Commitments will immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations under this Agreement will become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest, or notice of any kind (other than as expressly provided for above in this sentence). Administrative Agent shall promptly advise Borrower of any such declaration, but failure to do so will not impair the effect of any such declaration.

13.3 Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize Administrative Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Administrative Agent in accordance with applicable law, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Loan Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent, or other Person pursuant or under any insolvency laws, in each case subject to the following limitations: (i) the Required Lenders may not direct Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of any Credit Bid; (ii) the acquisition documents must be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights; (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws); and (iv) reasonable efforts must be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations). For purposes of this Section 13.3, the term “Credit Bid” means an offer submitted by Administrative Agent (on behalf of the Lenders), based upon the instruction of the Required Lenders, to acquire the property of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.

Section 14 Agency.

14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates, and authorizes Administrative Agent to take any action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise any powers and perform any duties as are expressly delegated to it, as applicable, by the terms of this Agreement or any other Loan Document, together with all powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent will not have any duty or responsibility except those expressly set forth in this Agreement, nor will Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities are to be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent, as applicable. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, that term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2 [Reserved].

14.3 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and is entitled to advice of counsel and other consultants or experts concerning all matters pertaining to those duties. Administrative Agent will not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.4 Exculpation. None of Administrative Agent and its directors, officers, employees, and agents (a) will be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth in this Agreement as determined by a final, non-appealable judgment by a court of competent jurisdiction), or (b) will be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document (or the creation, perfection, or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its Obligations under this Agreement or under any other Loan Documents. Administrative Agent is not and will not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or to inspect the properties, books, or records of any of the Loan Parties and their Subsidiaries and Affiliates.

14.5 Reliance. Administrative Agent may rely, and will be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants, and other experts selected by Administrative Agent. Administrative Agent will be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Administrative Agent first receives all advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which might be incurred by Administrative Agent by reason of taking or continuing to take any such action. Administrative Agent will in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and each such request and any action taken or failure to act pursuant thereto will be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement will be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent has received written notice from that Lender prior to the proposed Closing Date specifying its objection thereto.

14.6 Notice of Default. Administrative Agent will not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement, describing that Event of Default or Default and stating that that notice is a “notice of default.” Administrative Agent shall promptly notify the Lenders of its receipt of any such notice. Administrative Agent shall take all such actions with respect to each such Event of Default or Default as requested by the Required Lenders in accordance with Section 13, but unless and until Administrative Agent has received any such request, Administrative Agent may (but will not be required to) take any action, or refrain from taking any action, with respect to any Event of Default or Default as Administrative Agent deems advisable or in the best interest of the Lenders.

14.7 Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, will be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition, and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrower under this Agreement. Each Lender also represents to Administrative Agent that it will, independently and without reliance upon Administrative Agent and based on documents and information as it deems appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make all investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrower. Except for notices, reports and other documents expressly required in this Agreement to be furnished to the Lenders by Administrative Agent, Administrative Agent will not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Administrative Agent.

14.8 Indemnification. Whether or not the transactions contemplated by this Agreement are consummated, each Lender shall indemnify upon demand Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities, except that no Lender will be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders will be deemed to constitute gross negligence or willful misconduct for purposes of this Section 14.8. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to in this Agreement, to the extent that Administrative Agent is not reimbursed for any such expenses by or on behalf of Borrower. The undertaking in this Section 14.8 will survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.

14.9 Administrative Agent in Individual Capacities. Monroe Capital and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though Monroe Capital were not Administrative Agent under this Agreement and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to those activities, Monroe Capital or its Affiliates might receive information regarding Borrower or their Affiliates (including information that is subject to confidentiality obligations in favor of Borrower or any such Affiliate) and acknowledges that Administrative Agent will be under no obligation to provide any such information to them. With respect to their Loans (if any), Monroe Capital and its Affiliates have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Monroe Capital were not Administrative Agent, and the terms “Lender” and “Lenders” include Monroe Capital and its Affiliates, to the extent applicable, in their individual capacities.

14.10 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which may not be unreasonably withheld or delayed), appoint from among the Lenders a successor Administrative Agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent under this Agreement, that successor agent will succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” will mean that successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent will be terminated. After any retiring Administrative Agent’s resignation under this Agreement as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 will inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation will nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Administrative Agent under this Agreement until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11 Collateral Matters. Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth in this Agreement, any action taken by Administrative Agent or Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by Administrative Agent or Required Lenders of the powers set forth in this Agreement or therein, together with all other powers as are reasonably incidental thereto, will be authorized by, and binding upon, all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to do any and all of the following: (a) to release any Lien granted to or held by Administrative Agent under any Collateral Document (i) upon Payment in Full; (ii) upon property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement (including the release of any Guarantor in connection with any such disposition); or (iii) subject to Section 15.1, if approved in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on that Collateral which is permitted by Section 11.2(d)(i) or 11.2(d)(iii) (it being understood that Administrative Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11.

14.12 Restriction on Actions by Lenders. Each Lender shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set-off against the Obligations, any amounts owing by that Lender to a Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with that Lender. Each Lender shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations or the Collateral may be taken by only Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.

14.13 Administrative Agent May File Proofs of Claim.

14.13.1 In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, or other judicial proceeding relative to any Loan Party (including any Insolvency Proceeding), Administrative Agent (irrespective of whether the principal of any Loan is then due and payable as expressed in this Agreement or by declaration or otherwise and irrespective of whether Administrative Agent has made any demand on Borrower) may, by intervention in any such proceeding or otherwise, do any and all of the following:

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file any other documents as are necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 5, 15.5, and 15.17) allowed in any such proceedings; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

14.13.2 Any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such proceeding is hereby authorized by each Lender to make all payments to Administrative Agent and, in the event that Administrative Agent consents to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 5, 15.5, and 15.17.

14.13.3 Nothing contained in this Agreement will be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.14 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger,” if any, has any right, power, obligation, liability, responsibility, or duty under this Agreement other than, in the case of any Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified has or is deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action under this Agreement.

14.15 Protective Advances. Administrative Agent may, from time to time at any time that an Event of Default has occurred and is continuing, make all disbursements and advances (“Protective Advances”) that Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Loan Parties of the Loans and other Obligations or to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, costs, fees and expenses as described in Section 15.5. Protective Advances are repayable on demand and will be secured by the Collateral and bear interest at a rate per annum equal to the rate then applicable to Term Loans. Protective Advances constitute Obligations under this Agreement. The Administrative Agent shall notify each Lender and Borrower in writing of each Protective Advance made by Administrative Agent, which notice must include a description of the purpose of that Protective Advance.

Section 15 GENERAL.

15.1 Waiver; Amendments.

(a) No amendment, modification, or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents will be effective unless it is in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated in this Agreement with respect thereto or, in the absence of any such designation as to any provision of this Agreement, by the Required Lenders. Any amendment, modification, waiver, or consent will be effective only in the specific instance and for the specific purpose for which given.

(b) The Agent Fee Letter may be amended, waived, consented to, or modified by the parties thereto.

(c) No amendment, modification, waiver, or consent may extend or increase the Commitment of any Lender without the written consent of that Lender.

(d) No amendment, modification, waiver, or consent may extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable under this Agreement without the written consent of each Lender directly affected thereby.

(e) No amendment, modification, waiver, or consent may reduce the principal amount of any Loan, the rate of interest thereon, or any fees payable under this Agreement without the consent of each Lender directly affected thereby (except (i) for periodic adjustments of interest rates and fees resulting from a change in the LIBOR Rate and the Base Rate as provided for in this Agreement, and (ii) that Required Lenders may rescind any increase in the interest rate under and in accordance with Section 4.1.2).

(f) No amendment, modification, waiver, or consent may do any of the following without the written consent of each Lender: (i) release Borrower or any Guarantor from its obligations, other than as part of or in connection with any disposition permitted under this Agreement; (ii) release all or any substantial part of the Collateral granted under the Collateral Documents (except as permitted by Section 14.11); (iii) change the definitions of Pro Rata Share or Required Lenders, any provision of this Section 15.1, any provision of Section 13.3, or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver, or consent.

(g) No provision of Sections 6.1.2, 6.2, or 7.2.2(b) with respect to the timing or application of mandatory prepayments of the Loans may be amended, modified, or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Term Loans affected thereby.

(h) No provision of Section 14 or other provision of this Agreement affecting Administrative Agent in its capacity as such may be amended, modified, or waived without the consent of Administrative Agent.

(i) [Reserved]

(j) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower to do any of the following: (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding any such additional credit facilities in any determination of the Required Lenders.

(k) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained is referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, Administrative Agent and/or one or more Persons reasonably acceptable to Administrative Agent may (but will not be required to) purchase from that Non-Consenting Lender, and that Non-Consenting Lenders shall, upon Administrative Agent’s request, sell and assign to Administrative Agent and/or any such Person, all of the Loans and Commitments of that Non-Consenting Lender for an amount equal to the principal balance of all such Loans and Commitments held by that Non-Consenting Lender and all accrued interest, fees, expenses, and other amounts then due with respect thereto through the date of sale, which purchase and sale will be consummated pursuant to an executed Assignment Agreement.

15.2 Confirmations. Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under that Note.

15.3 Notices.

15.3.1 Generally. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices under this Agreement must be in writing (including facsimile transmission) and must be sent to the applicable party at its address shown on Annex B or at any other address as the receiving party designates, by written notice received by the other parties, as its address for that purpose. Notices sent by facsimile transmission will be deemed to have been given when sent; notices sent by mail will be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service will be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Administrative Agent will be entitled to rely on telephonic instructions from any person that Administrative Agent in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold harmless Administrative Agent and each other Lender from any loss, cost, or expense resulting from any such reliance.

15.3.2 Electronic Communications.

(a) Notices and other communications to any Lender under this Agreement may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, but the foregoing does not apply to notices to any Lender pursuant to Section 2.2 if that Lender has notified Administrative Agent and Borrower that it is incapable of receiving notices under Section 2.2 by electronic communication. Administrative Agent or Borrower may, in its respective sole discretion, agree to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it, and approval of any such procedures may be limited to particular notices or communications.

(b) Unless otherwise agreed by the sender and the intended recipient, (i) notices and other communications sent to an e-mail address will be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement); (ii) notices or communications posted to an Internet or intranet website will be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that the notice or communication is available and identifying the website address therefor; and (iii) for both clauses (i) and (ii) of this Section 15.3.2(b), any notice, e-mail or other communication that is not sent during the normal business hours of the intended recipient will be deemed to have been sent at the opening of business on the next Business Day for the intended recipient.

15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, that determination or calculation will, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied, but if Borrower notifies Administrative Agent that Borrower wishes to amend any covenant in Section 9.34 or 11.11 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of that covenant (or if Administrative Agent notifies Borrower that the Required Lenders wish to amend Section 9.34 or 11.11 (or any related definition) for that purpose), then Borrower’s compliance with that covenant will be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either the applicable notice under this Section 15.4 is withdrawn or the applicable covenant (or related definition) is amended in a manner satisfactory to Borrower and the Required Lenders.

15.5 Costs, Expenses and Taxes. Borrower, jointly and severally, shall pay on demand all reasonable out-of-pocket costs and expenses of Administrative Agent (including, without limitation, Attorney Costs, Taxes and Other Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of IntraLinks (or other similar service), if applicable) of this Agreement, the other Loan Documents, and all other documents provided for in this Agreement or delivered or to be delivered under or in connection with this Agreement (including any amendment, supplement, or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby are consummated, including, without limitation, all out-of-pocket costs and expenses incurred pursuant to Section 10.1.11, and all reasonable out-of-pocket costs and expenses (including, without limitation, Attorney Costs, Taxes, and any Other Taxes) incurred by Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring, or negotiations in respect thereof. In addition, each Loan Party shall pay, and shall save and hold harmless Administrative Agent and the Lenders from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Administrative Agent and the Lenders of their rights pursuant to Section 10.1.11. All Obligations provided for in this Section 15.5 will survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

15.6 Assignments; Participations.

15.6.1 Assignments.

(a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of that Lender’s Loans and Commitments, with the prior written consent of Administrative Agent and, so long as no Event of Default exists, Borrower (which consent of Borrower may not be unreasonably withheld or delayed), but (i) no such consent of any kind is required for an assignment (A) by a Lender to a Lender or an Affiliate of a Lender or an Approved Fund, (B) to an Eligible Assignee, or (C) prior to the completion of the primary syndication of the Commitments as determined by Monroe Capital, and (ii) no assignment may be made to a Loan Party or an Affiliate of a Loan Party. Except as Administrative Agent otherwise agrees, any such assignment must be in a minimum aggregate amount equal to $1,000,000 (which minimum will be $250,000 if the assignment is to an Affiliate of the assigning Lender) or, if less, the remaining Commitment and Loans held by the assigning Lender. Borrower and Administrative Agent will be entitled to continue to deal solely and directly with the assigning Lender in connection with the interests so assigned to an Assignee until Administrative Agent has received and accepted an effective assignment agreement in substantially the form of Exhibit C (an “Assignment Agreement”) executed, delivered, and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of that assignment Borrower would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than Borrower is then obligated to pay to the assigning Lender under that section (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay any such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 will be treated as the sale of a participation under Section 15.6.2. Borrower will be deemed to have granted its consent to any assignment requiring its consent under this Agreement unless Borrower has expressly objected to that assignment within three Business Days after notice thereof.

(b) From and after the date on which the conditions described above have been met, (i) the Assignee will be deemed automatically to have become a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to that Assignee pursuant to the Assignment Agreement, will have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to that Assignment Agreement, will be released from its rights (other than its indemnification rights) and obligations under this Agreement. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) one or more Notes in accordance with Section 3.1 to reflect the amounts assigned to that Assignee and the amounts, if any, retained by the assigning Lender. Each such Note will be dated the effective date of the applicable assignment. Upon receipt by Administrative Agent of any such Note, the assigning Lender shall return to Borrower any applicable prior Note held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of that Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 15.6.1 will not apply to any such pledge or assignment of a security interest. No such pledge or assignment of a security interest will release a Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for that Lender as a party to this Agreement.

15.6.2 Participations. Any Lender may at any time sell to one or more Persons (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) participating interests in its Loans, Commitments or other interests under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it) (any such Person, a “Participant”); provided that, in the event of a sale by a Lender of a participating interest to a Participant, (a) that Lender’s obligations under this Agreement will remain unchanged for all purposes; (b) Borrower and Administrative Agent shall continue to deal solely and directly with that Lender in connection with that Lender’s rights and obligations under this Agreement; and (c) all amounts payable by Borrower will be determined as if that Lender had not sold that participation and will be paid directly to that Lender. No Participant will have any direct or indirect voting rights under this Agreement except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which that Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant will be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, but that right of set-off is subject to the obligation of each Participant to share with the Lenders, and the Lenders shall share with each Participant, as provided in Section 7.5. Participant will be entitled to the benefits of Section 7.6 and Section 8 as if it were a Lender (but on the date of the participation no Participant will be entitled to any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender on that date if no participation had been sold, and each Participant must comply with Section 7.6.4 as if it were an Assignee). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.7 Register. Administrative Agent shall maintain, and deliver a copy to Borrower upon written request, a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether that Lender is the original Lender or the Assignee. No assignment will be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register will be conclusive, absent manifest error, as to the ownership of the interests in the Loans. Administrative Agent will not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. It is the intention that the Loans and Commitments be treated as registered obligations and in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, and that the right, title, and interest of the Lenders in and to those Loans and Commitments be transferable only in accordance with the terms of this Agreement.

15.8 Governing Law. This Agreement and each Note is a contract made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within that state, without regard to conflict-of-laws principles.

15.9 Confidentiality. As required by federal law and Administrative Agent’s policies and practices, Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Administrative Agent and each Lender shall use commercially reasonable efforts (equivalent to the efforts Administrative Agent or that Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Administrative Agent and each Lender may disclose any information as follows: (a) to Persons employed or engaged by Administrative Agent or that Lender or that Lender’s Affiliates or Approved Funds in evaluating, approving, structuring, or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose any such information to Persons employed or engaged by them as described in clause (a) of this Section 15.9); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Administrative Agent or that Lender to be compelled by any court decree, subpoena, or legal or administrative order or process, but Administrative Agent or that Lender, as applicable, shall (i) use reasonable efforts to give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by that requirement, request, court decree, subpoena, or legal or administrative order or process, and (ii) disclose only that portion of the confidential information as Administrative Agent or that Lender reasonably believes, or as counsel for Administrative Agent or that Lender, as applicable, advises Administrative Agent or that Lender, that it must disclose pursuant to that requirement; (d) as Administrative Agent or that Lender reasonably believes, or on the advice of Administrative Agent’s or that Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Administrative Agent or that Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to that Lender; (g) to any Affiliate of Administrative Agent or any Lender who might provide bank products and cash management services to the Loan Parties; (h) to that Lender’s independent auditors and other professional advisors as to which that information has been identified as confidential; or (i) if that information ceases to be confidential through no fault of Administrative Agent or any Lender. Notwithstanding the foregoing, Borrower consents to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. If any provision of any confidentiality agreement, non-disclosure agreement, or other similar agreement between Borrower and any Lender conflicts with or contradicts this Section 15.9 with respect to the treatment of confidential information, then this Section 15.9 will supersede all such prior or contemporaneous agreements and understandings between the parties.

15.10 Severability. Whenever possible each provision of this Agreement is to be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under applicable law, that provision will be ineffective to the extent of that prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement.

15.11 Nature of Remedies. All Obligations of the Loan Parties and rights of Administrative Agent and the Lenders expressed in this Agreement or in any other Loan Document are in addition to and not in limitation of those provided by applicable law. No failure to exercise, and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power, or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any right, remedy, power, or privilege under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties to this Agreement and supersedes all prior or contemporaneous agreements and understandings of all such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.1 and the Applicable Premium described in Section 5.2) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs, or expenses payable to or incurred (or to be incurred) by or on behalf of Administrative Agent or the Lenders.

15.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission will constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders will be deemed to be originals.

15.14 Successors and Assigns. This Agreement binds Borrower, the Lenders, Administrative Agent, and their respective successors and assigns and will inure to the benefit of Borrower, the Lenders, and Administrative Agent and the successors and assigns of the Lenders and Administrative Agent. No other Person is or is intended to be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.

15.15 Captions. Section captions used in this Agreement are for convenience only and do not affect the construction of this Agreement.

15.16 Customer Identification—USA Patriot Act Notice. Each Lender and Monroe Capital (each for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow that Lender or Monroe Capital, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

15.17 Indemnification by Loan Parties. In consideration of the execution and delivery of this Agreement by Administrative Agent and the Lenders and the agreement to extend the Commitments provided under this Agreement, Borrower hereby agrees to indemnify, exonerate, and hold harmless Administrative Agent, each Lender and each of the officers, directors, employees, Affiliates, agents, and Approved Funds of Administrative Agent and each Lender (each, a “Lender Party”) from and against any and all actions, causes of action, suits, losses, liabilities, damages, and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of capital securities, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans; (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by any Loan Party; (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon; (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (e) the execution, delivery, performance, or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, in each case except for any such Indemnified Liabilities arising on account of the applicable Lender Party’s gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. If and to the extent that the foregoing undertaking is unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 15.17 will survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release, or discharge of, any or all of the Collateral Documents and termination of this Agreement.

15.18 Non-Liability of Lenders.

(a) The relationship between Borrower on the one hand and the Lenders and Administrative Agent on the other hand is solely that of borrower and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Borrower agrees, on behalf of itself and each other Loan Party, that neither Administrative Agent nor any Lender has any liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission, or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that those losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.

(b) No Lender Party will be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. No Lender Party will have any liability with respect to, and Borrower, on behalf of itself and each other Loan Party, hereby waives, releases, and agrees not to sue for, any special, punitive, exemplary, indirect, or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c) Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

15.19 Forum Selection and Consent to Jurisdiction. Any litigation based hereon, or arising out of, under, or in connection with this Agreement or any other Loan Document, will be brought and maintained exclusively in the courts of the State of Illinois or in the United States District Court for the Northern District of Illinois, but nothing in this Agreement will be deemed or operate to preclude Administrative Agent from bringing suit or taking other legal action in any other jurisdiction. Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of Illinois and of the United States District Court for the Northern District of Illinois for the purpose of any such litigation as set forth above. Borrower further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Illinois. Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection that it now has or hereafter might have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

15.20 Waiver of Jury Trial. Borrower, Administrative Agent, and each Lender hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, any Note, any other Loan Document, and any amendment, instrument, document, or agreement delivered or which might in the future be delivered in connection with this Agreement or therewith or arising from any lending relationship existing in connection with any of the foregoing, and agrees that any such action or proceeding will be tried before a court and not before a jury.

15.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in that EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages follow]

The parties are signing this Credit Agreement as of the date stated in the introductory clause.

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.,
as Borrower

By:	/s/ Thomas H. King
	Name:	Thomas H. King
	Title:	Chief Financial Officer and Secretary

Exhibit E to Credit Agreement

Monroe Capital Management Advisors, LLC,
as Administrative Agent

By:	/s/ Joseph P. Valickus
	Name:	Joseph P. Valickus
	Title:	Director

Exhibit E to Credit Agreement

MONROE CAPITAL INCOME PLUS CORPORATION,
as a Lender

By:	/s/ Joseph P. Valickus
	Name:	Joseph P. Valickus
	Title:	Director

MONROE CAPITAL PRIVATE CREDIT MASTER FUND IV SCSP,
as a Lender

By: Monroe Capital Management Advisors LLC, as Investment Manager

By:	/s/ Joseph P. Valickus
	Name:	Joseph P. Valickus
	Title:	Director

MONROE CAPITAL PRIVATE CREDIT MASTER FUND IV (UNLEVERAGED) SCSP,
as a Lender

By: Monroe Capital Management Advisors LLC, as Investment Manager

By:	/s/ Joseph P. Valickus
	Name:	Joseph P. Valickus
	Title:	Director

MONROE PRIVATE CREDIT FUND A LP,
as a Lender

By: Monroe Private Credit Fund A LLC, its general partner

By:	/s/ Joseph P. Valickus
	Name:	Joseph P. Valickus
	Title:	Director

Exhibit E to Credit Agreement

MONROE CAPITAL OPPORTUNISTIC PRIVATE CREDIT FUND FINANCING SPV SCSP,
as a Lender

By: Monroe Capital Management Advisors LLC, as Investment Manager

By:	/s/ Joseph P. Valickus
	Name:	Joseph P. Valickus
	Title:	Director

MONROE CAPITAL PRIVATE CREDIT FUND 559 LP,
as a Lender

By: Monroe Capital Private Credit Fund 559 GP LLC, its general partner

By:	/s/ Joseph P. Valickus
	Name:	Joseph P. Valickus
	Title:	Director

Exhibit E to Credit Agreement